SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C.
Coyote Creek Mine
Zap, North Dakota
Effective Date: December 31, 2021
Report Date: February 14, 2022

Report Prepared by:
Coyote Creek Mining Company, L.L.C.
6502 17th St. SW
Zap, ND 58580

Signed by Qualified Persons:
Tyler Barth, PE
Kendra Braun, PE

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
TABLE OF CONTENTS

TABLE OF CONTENTS			2
LIST OF TABLES AND FIGURES			6
SIGNATURE AND REPORT DATE			7
1.0	EXECUTIVE SUMMARY		10
		PROPERTY DESCRIPTION AND OWNERSHIP	10
		GEOLOGY AND MINERALIZATION	10
		STATUS OF EXPLORATION	11
		DEVELOPMENT AND OPERATIONS	11
		MINERAL RESOURCE ESTIMATE	11
		MINERAL RESERVE ESTIMATE	12
		CAPITAL AND OPERATING COSTS	13
		ECONOMIC ASSESSMENT	13
		PERMITTING REQUIREMENTS	13
		QUALIFIED PERSONS CONCLUSION AND RECOMMENDATIONS	13
2.0	INTRODUCTION		15
3.0	PROPERTY DESCRIPTION		17
	3.1	PROPERTY LOCATION	17
	3.2	PROPERTY AREA OWNERSHIP	17
	3.3	LEASES AND MINERAL RIGHTS	18
4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY		21
	4.1	PHYSIOGRAPHY, TOPOGRAPHY AND VEGETATION	21
	4.2	ACCESSIBILITY	21
	4.3	CLIMATE	21
	4.4	LOCAL RESOURCES AND INFRASTRUCTURE	22
5.0	HISTORY OF THE PROPERTY		23
	5.1	PREVIOUS OPERATIONS	23
	5.2	EXPLORATION AND DEVELOPMENT HISTORY	23
6.0	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSITION		24

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

	6.1	GEOLOGY	24
	6.2	LOCAL GEOLOGY	27
7.0	EXPLORATION		31
	7.1	EXPLORATION	31
	7.2	DRILLING EXPLORATION	31
		DRILLING TYPE AND EXTENT	31
		GENERAL DRILLING PROCEDURES	32
		DRILLING EXPLORATION PROGRAMS	32
		QUALIFIED PERSON’S OPINION ON DRILLING EXPLORATION	33
		FACTORS THAT CAN AFFECT THE ACCURACY AND RELIABILITY OF THE DRILLING RESULTS	33
	7.3	HYDROGEOLOGIC CHARACTERIZATION	35
		SURFACE WATER	35
		GROUNDWATER	35
	7.4	GEOTECHNICAL STUDIES	38
8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY		40
	8.1	SAMPLE COLLECTION AND SHIPMENT	40
	8.2	SAMPLE PREPARATION AND ANALYSIS	41
	8.4	QUALIFIED PERSON’S STATEMENT ON THE ADEQUACY OF SAMPLE PREPARATION, SECURITY AND ANALYTICAL PROCEDURES	43
9.0	DATA VERIFICATION		44
	9.1	DATA VERIFICATION OF DRILL HOLE DATA AND GEOLOGIC (MINERAL RESOURCE) MODEL AND MINERAL RESERVES	44
	9.2	LIMITATIONS ON DATA VERIFICATION	45
	9.3	QUALIFIED PERSON’S STATEMENT OF ADEQUACY OF DATA	45
10.0	MINERAL PROCESSING		46
11.0	MINERAL RESOURCE ESTIMATES		47
	11.1	KEY ASSUMPTIONS, PARAMETERS, AND METHODS	47
		HORIZONS	47
		QUALITY PARAMETERS AND DENSITY DETERMINATION	47
		MODELING PROCESS	48

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

		JUSTIFICATION OF MODELING METHODS	49
		LIMITS AND CONSTRAINTS ON THE MINERAL RESOURCE ESTIMATES	49
		GENERATION OF PIT SHELLS FOR MINERAL RESOURCE ESTIMATES	50
		MINERAL RESOURCE CLASSIFICATION AND UNCERTAINTY	50
	11.2	MINERAL RESOURCE ESTIMATES	51
		BASIS FOR MINERAL RESOURCE ESTIMATE	51
		MINERAL RESOURCE STATEMENT	52
	11.3	CUT-OFF QUALITY, ASSUMED COST AND SALES PRICE	52
	11.4	QUALIFIED PERSONS CLASSIFICATION OF MINERAL RESOURCES	52
	11.5	UNCERTAINTY IN THE MINERAL RESOURCE ESTIMATES	52
		11.6 QUALIFIED PERSONS POTENTIAL INFLUENCES AFFECTING MINERAL RESOURCE ESTIMATES	53
12.0	MINERAL RESERVE ESTIMATES		54
	12.1	KEY ASSUMPTIONS, PARAMETERS, AND METHODS	54
	12.2	MINERAL RESERVE ESTIMATES	57
		BASIS FOR MINERAL RESERVE ESTIMATE	57
	12.3	CUT-OFF QUALITY AND SALES PRICE	57
		12.5 MULTIPLE COMMODITY MINERAL RESERVE	58
		12.6 QUALIFIED PERSON’S OPINION ON RISK FACTORS THAT	58
13.0	MINING METHODS		59
	13.1	ANNUAL AND TOTAL LIGNITE PRODUCTION	59
	13.2	TYPE AND GENERAL MINING METHOD	59
	13.3	RUN OF MINE TONNAGES	61
	13.4	ENGINEERING STUDIES – DESIGN PARAMETERS	62
		PIT DESIGN	62
		SPOIL STABILITY STUDIES	63
	13.5	HAUL ROADS, RAMPS AND DRAGLINE WALKWAYS	65
	13.6	PERSONNEL AND MAJOR EQUIPMENT	66
14.0	PROCESSING AND RECOVERY METHODS		68
15.0	INFRASTRUCTURE		69

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

16.0	MARKET STUDIES		71
	16.1	MARKETS	71
	16.2	MATERIAL CONTRACTS	71
17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS		72
	17.1	ENVIRONMENTAL AND BASELINE STUDIES	72
	17.2	WASTE DISPOSAL, SITE MONITORING, AND WATER MANAGEMENT	72
		WASTE DISPOSAL	72
		SITE MONITORING	72
		WATER MANAGEMENT	73
	17.3	PERMITS	73
	17.4	RECLAMATION BOND REQUIREMENTS	75
	17.5	PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	75
	17.6	MINE CLOSURE PLANS	75
	17.7	QUALIFIED PERSON’S OPINION OF Adequacy OF CURRENT PLANS	75
	17.8	DESCRIPTION OF ANY COMMITMENTS OT ENSURE LOCAL PROCUREMENT AND HIRING	75
18.0	CAPITAL AND OPERATING COSTS		76
	18.1	OPERATING COSTS	76
	18.2	CAPITAL COSTS	77
19.0	ECONOMIC ANALYSIS		78
	19.1	KEY ASSUMPTIONS, PARAMETERS AND METHODS	78
	19.2	ANNUAL CASH FLOWS	78
	19.3	SENSITIVITY ANALYSIS	78
20.0	ADJACENT PROPERTIES		80
21.0	OTHER RELEVANT DATA AND INFORMATION		81
22.0	INTERPRETATIONS AND CONCLUSIONS		82
23.0	RECOMMENDATIONS		83
24.0	ADDITIONAL REFERENCES		84
25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT		85

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
LIST OF TABLES AND FIGURES

LIST OF FIGURES

FIGURE 3.1. LOCATION OF THE COYOTE CREEK MINE
FIGURE 6.1. GEOLOGIC AND TOPOGRAPHIC BEDROCK MAP OF NORTH DAKOTA (BLUEMLE, 1983)
FIGURE 6.2. STRATIGRAPHIC COLUMN OF THE COYOTE CREEK MINE
FIGURE 6.3. GEOLOGIC CROSS SECTION F-F’, NACC-1302 PERMIT AREA
FIGURE 7.1. LOCATION OF DRILL HOLES
FIGURE 7.2. GROUND WATER MAP
FIGURE 7.3. LOCATION OF GEOTECHNICAL BORINGS (BARR ENGINEERING, 2015)
FIGURE 8.1. NACOAL 2020 ROUND ROBIN PROGRAM SUMMARY. (NACOAL, 2020)
FIGURE 12.1. LIFE OF MINE MAP
FIGURE 13.1. RANGE DIAGRAM – SINGLE-PASS METHOD WITH CHOPCUT
FIGURE 13.2. RANGE DIAGRAM – EXCAVATOR PREBENCH
FIGURE 13.3. SOIL MODEL OUTPUTS (BARR ENGINEERING, 2015)
FIGURE 13.4. TYPICAL SECTIONS FOR RUNNING SURFACES
FIGURE 15.1 INFRASTRUCTURE MAP

LIST OF TABLES

TABLE 1.1 MINERAL RESOURCE ESTIMATES
TABLE 1.2 MINERAL RESERVE ESTIMATES
TABLE 3.1 IDENTIFICATION OF LEASES
TABLE 8.1 LIST OF ASTM STANDARDS FOR MVTL
TABLE 11.1 STRATIGRAPHIC HORIZONS
TABLE 11.2 QUALITY LIMITS (AS-RECEIVED BASIS)
TABLE 11.3 UNIT COSTS-MINERAL RESOURCE ESTIMATION PARAMETERS
TABLE 11.4 MINERAL RESOURCE CATEGORY DISTANCES
TABLE 11.5 MINERAL RESOURCE ESTIMATES
TABLE 12.1 MINERAL RESERVE ESTIMATES
TABLE 13.1 PROJECTED LIFE OF MINE QUALITY
TABLE 13.2 R-O-M DILUTION PARAMETERS
TABLE 13.3 SPOIL STABILITY RESULTS
TABLE 18.1 COST ASSUMPTIONS
TABLE 18.2 CAPITAL COSTS
TABLE 19.1 COST OF COAL

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
SIGNATURE AND REPORT DATE

The effective date of this Technical Report Summary is December 31, 2021.

QP Name	Sections Responsible For	Signature
Tyler L. Barth	1, 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25
Kendra R. Braun	2, 3, 4, 5, 6, 7, 8, 9, 11, 12, 17, 22, 23, 24, 25

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
CERTIFICATE OF QUALIFIED PERSON TYLER L. BARTH

(a)I am the Engineering Manager at Coyote Creek Mining Company’s Coyote Creek Mine in Zap ND; a position I have held since 2017.
(b)This certificate applies to the Technical Report Summary titled, “SEC S-K 1300 Technical Report Summary, Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine, Zap, North Dakota.
(c)I am a Qualified Person (QP) for the purpose of SEC S-K 1300. My qualifications as a qualified person are as follows:
a.I am a graduate of the South Dakota School of Mines and Technology with a Bachelor of Science in Mining Engineering and Management in 2010 and a Masters of Science in Engineering Management in 2013.
b.I am a Professional Engineer of the state of North Dakota (License Number 9798).
c.My relevant experience of over 11 years, for the purpose of the Technical Report Summary, includes operating experience in various technical, operational, and managerial roles, all of which have been in the coal industry.
d.I am currently employed by Coyote Creek Mining Company L.L.C. at the Coyote Creek Mine where I conduct personal inspections of each mining area on a regular basis described in this Technical Report Summary.
e.I am responsible for the sections listed in Table 0.0 of the Technical Report.
f.I have read SEC S-K 1300 Technical Report Summary requirements. The part of the Technical Report Summary for which I am responsible has been prepared in compliance with this requirement.
g.At the effective date of the Technical Report Summary, to the best of my knowledge, information, and belief, the parts of the Technical Report Summary for which I am responsible, contains all scientific and technical information that is required to be disclosed to make the Technical Report Summary not misleading.
h.I consent to the filing of the Technical Report Summary as an exhibit to NACCO Industries, Inc.’s annual report. I also consent to the use of any quotes or summaries in that annual report to the extent they pertain to the Technical Report Summary sections for which I am responsible.

Dated this 14th day of February, 2022
Tyler L. Barth
Coyote Creek Mining Company L.L.C.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

CERTIFICATE OF QUALIFIED PERSON KENDRA R. BRAUN

(d)I am a Geological Engineer at The Coteau Properties Company Freedom Mine in Beulah, ND; a position I have held since my hire in 2009.
(e)This certificate applies to the Technical Report Summary titled, “SEC S-K 1300 Technical Report Summary, Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine, Zap, North Dakota.
(f)I am a Qualified Person (QP) for the purpose of SEC S-K 1300. My qualifications as a qualified person are as follows:
a.I am a graduate of South Dakota School of Mines and Technology with a Bachelor of Science in Geological Engineering in 2009.
b.I am a Professional Engineer of the state of North Dakota (License Number PE-9807).
c.My relevant experience of over 12 years, for the purpose of the Technical Report Summary, includes exploration, mine geology and various technical roles in the coal industry.
d.I am currently employed by The Coteau Properties Company at the Freedom Mine. I oversee the drilling explorations programs at the Freedom Mine and the Coyote Creek Mine, and conduct personal inspections of each mining area on a regular basis described in this Technical Report Summary.
e.I am responsible for the sections listed in Table 0.0 of the Technical Report.
f.I have read SEC S-K 1300 Technical Report Summary requirements. The part of the Technical Report Summary for which I am responsible has been prepared in compliance with this requirement.
g.At the effective date of the Technical Report Summary, to the best of my knowledge, information, and belief, the parts of the Technical Report Summary for which I am responsible, contains all scientific and technical information that is required to be disclosed to make the Technical Report Summary not misleading.
h.I consent to the filing of the Technical Report Summary as an exhibit to NACCO Industries, Inc.’s annual report. I also consent to the use of any quotes or summaries in that annual report to the extent they pertain to the Technical Report Summary sections for which I am responsible.

Dated this 14th day of February, 2022
Kendra R. Braun
The Coteau Properties Company

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

1.0    EXECUTIVE SUMMARY
This Technical Report Summary (TRS) was prepared for Coyote Creek Mining Company, L.L.C. (Coyote) to report Mineral Resources and Mineral Reserves for the Coyote Creek Mine in Mercer County, North Dakota.
PROPERTY DESCRIPTION AND OWNERSHIP

NACCO Industries (NACCO), through a portfolio of mining and natural resources businesses, operates under three business segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines under long-term contracts with power generation companies and an activated carbon producer pursuant to a service-based business model. Coal is surface-mined in North Dakota, Texas, Mississippi and Louisiana. Each mine is fully integrated with its customer's operations.
The Coyote Creek Mining Company, L.L.C. (Coyote), a subsidiary of The North American Coal Corporation (NACoal) is the owner and operator of the Coyote Creek Mine, an active lignite surface mining operation in production status. NACoal is a wholly-owned subsidiary of NACCO. All production from the Coyote Creek Mine is delivered to the Coyote Station owned by Otter Tail Power Company, Northern Municipal Power Agency, Montana-Dakota Utilities Company (MDU) and Northwestern Corporation (collectively, the Coyote Station Owners) under a long-term lignite sales agreement (LSA) that expires in 2040. There have been no previous operators of the Coyote Creek Mine.
Coyote provides mining services under the LSA. Coyote Station is Coyote’s only customer under an all-requirements cost-plus management fee LSA. Under the LSA, Coyote receives a contractually-agreed fee based on the amount of lignite delivered. While Coyote is responsible for all mine operations, the Coyote Station Owners are responsible for funding all mine operating costs and guarantee all of the capital required to build and operate the mine. This contract structure eliminates exposure to spot coal market price fluctuations.
Coyote Creek Mine holds 86 leases granting the right to mine approximately 8,129 acres of coal interests, and the right to utilize approximately 15,168 acres of surface interests. Coyote owns in fee approximately 160 acres of surface interest, and has four easements on approximately 352 acres.
The Coyote Creek Mine is located approximately nine miles southwest of Beulah, North Dakota (ND), in Mercer County, which is approximately 75 miles northwest of Bismarck, ND.

GEOLOGY AND MINERALIZATION

The Coyote Creek Mine is located in the Sentinel Butte Formation of the Fort Union Group (Figure 6.1) which is one of the most prolific lignite-bearing stratum in the state. The most prominent characteristics of the Fort Union Group formations are the cyclical deposition and lateral persistence of the lithologic units, especially the lignite seams. The regional structural geology is fairly consistent. No evidence of any significant faulting has been observed in the region. The lignite seams are gently undulating due to differential compaction of the underlying sediments.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
STATUS OF EXPLORATION

Substantial information has been gathered during exploration drilling programs within the region since the 1970s. These data sets were the foundation for the characterization of the substrate composition, geometry, and structure of the Coyote Creek Mine lignite deposit prior to mining.
Data collected for over 760 drill holes during drilling exploration programs at the Coyote Creek Mine from 2012 to present, is the sole information utilized for modeling the lignite deposit for the determination of Mineral Resources and Reserves for the Coyote Creek Mine

DEVELOPMENT AND OPERATIONS

The Coyote Creek Mine is a single seam lignite surface mining operation which supplies approximately 1.7-2.0 million tons of lignite per year to the adjacent Coyote Power Station. Actual production is dictated by customer demand. Initial deliveries began in 2016.
Coyote Creek Mine employs a staff and workforce of approximately 110 employees with slight fluctuations in employment levels for seasonal work.
CCMC uses standard surface mining techniques to extract coal. Suitable plant growth material (SPGM) will generally be removed by tractor-scrapers and/or a front end loader or excavator and truck fleet. The SPGM will either be stockpiled in areas designated for topsoil or subsoil stockpiles, or will be directly respread onto regraded areas.
Overburden removal includes the removal of any material between the SPGM and the mineable coal seam. Overburden removal is accomplished with the use of the front end loader or excavator and truck fleet, dragline, tractor-scrapers, track dozers or other auxiliary equipment. Overburden is spoiled by the dragline using several mining techniques. In most areas where the overburden material is stable and the overburden thickness is below 85 feet, a simple side casting method will be used in conjunction with a track dozer. As the overburden thickness increases or highwall stability requires additional support, front end loader or excavator and truck fleets will prebench ahead of the dragline operation.
Once all overburden has been removed, the coal surface is cleaned with a rubber-tired or track dozer. The coal seam is then ripped with a 10-foot shank mounted on a track dozer. Coal will be loaded by a front-end loader and hauled by trucks. The coal is hauled from the pit to an unprocessed coal storage pile adjacent to the coal processing facility. A rubber-tire dozer feeds coal from the unprocessed coal storage pile to the apron feeder which feeds the primary crusher at the coal processing facility. The overall average quality of the mined lignite seam meets the required power plant quality specifications. Therefore, no mineral processing is performed by CCMC
After the coal is removed, overburden from the next pit is spoiled into the empty pit, and the mining operation evolves into a reclamation operation. Regrading of spoils will occur so that no more than four spoil peaks are standing at any one time, except in isolated instances in which out of pit spoil must remain to complete reclamation. SPGM will be replaced, generally by tractor-scrapers and front end loader or excavator and truck fleets after final grade approval has been acquired.

MINERAL RESOURCE ESTIMATE

The Mineral Resources in this TRS have been estimated by applying a series of geologic and physical limits as well as high-level mining and economic constraints. The mining and economic constraints were limited to a level

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
sufficient to support reasonable prospect for future economic extraction of the estimated Mineral Resources. The potential of economic extraction is justified by the terms of the existing LSA with the Coyote Station Owners through 2040.
The QP based the Mineral Resource estimates for the Coyote Creek Mine on a stratigraphic geologic model generated from the verified drilling exploration data.
Mineral Resources classification distances from point of measurement for each class are as follows: Measured – less than 660 feet, Indicated - from 660 feet to 1,320 feet, and Inferred - greater than 1,320 feet. Results of the Mineral Resource Estimation calculations are shown in Table 1.1
The effective date of Mineral Resource estimates is December, 31, 2021.

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine/Area	Resource Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Measured	31,202,000	6,943	36.63	7.25	0.94	7.78
Coyote Creek	Indicated	3,905,900	6,942	36.55	7.39	0.97	7.70
	Measured + Indicated	35,107,900	6,943	36.62	7.26	0.94	7.77
	Inferred	N/A	N/A	N/A	N/A	N/A	N/A
Table 1.1. Mineral Resource Estimates

MINERAL RESERVE ESTIMATE

The Mineral Reserves in this TRS were determined to be the economically mineable portion of the Measured and Indicated Mineral Resources after the consideration of modifying factors related to the mining process which convert Measured Resources to Proven Mineral Reserves and Indicated Resources to Probable Mineral Reserves. Inferred Mineral Resources were not considered for Mineral Reserves. A cut-off grade of $2.27/mmBTU has been applied to the Measured and Indicated Resources to upgrade these resources into Proven and Probable Reserves. Mineral Reserves Estimates have been calculated and are shown in Table 1.1.
The effective date of Mineral Reserve estimates is December, 31, 2021.

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine/Area	Reserve Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Proven	31,202,000	6,943	36.63	7.25	0.94	7.78
Coyote Creek	Probable	3,905,900	6,942	36.55	7.39	0.97	7.70
	Total	35,107,900	6,943	36.62	7.26	0.94	7.77

Table 1.1. Mineral Reserve Estimates.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

CAPITAL AND OPERATING COSTS

Annual production costs were estimated to satisfy the contractual terms of the LSA. All costs were estimated based on the most recent life-of-mine tonnage requirement.
Capital costs to fulfil the remaining term of the LSA are estimated to be $44,999,400, however; as required under the LSA, these expenditures will be reimbursed by the Coyote Station Owners.
The LSA eliminates the Coyote Creek Mine’s exposure to spot coal market price fluctuations. As a result of the cost-plus nature of the all-requirements LSA and the mine-mouth location of Coyote Station, factors such transportation costs, location and quality of competing coal reserves, and the ability to compete in the market are not relevant considerations in determining the economic feasibility and viability of the coal reserves associated with the Coyote Creek Mine.

ECONOMIC ASSESSMENT

The primary assumption with respect to the economic viability of the Coyote Creek Mine is the continued operation of Coyote Station and the resultant required annual deliveries. The analysis of economic viability of the Coyote Creek Mine is supported by the existing all-requirements LSA and the life-of-mine plan associated with that contract. Compensation required under the LSA includes reimbursement of all mine operating costs plus a contractually-agreed fee based on the amount of coal delivered. Coyote Station is located directly next to the Coyote Creek Mine (i.e. a mine-mouth operation) and 100% of the required coal to operate Coyote Station is sourced from the Coyote Creek Mine.
The current delivery requirements included in the LOM plan are based on the most recent projections from the Coyote Station owners in January 2021. As Coyote Station has approved this Life-Of-Mine plan on September 28, 2021, it is assumed all costs are reasonable based on that approval.

PERMITTING REQUIREMENTS

There are no outstanding permits related to the Life of Mine (LOM) plan awaiting regulatory approval. Coyote currently has all permits in place for the Coyote Creek Mine to operate and adhere to a mine plan projected through 2040. The term of the existing LSA expires in 2040. Federal Mine Plan Approval is still required from OSMRE to mine Federal Coal. Absent any regulatory changes out of Coyote’s control, the QPs do not anticipate hurdles for approval of future renewal applications. The QPs base this opinion on the mine’s demonstrated success meeting regulatory requirements. Furthermore, appropriate bonding and closure plans are in place with regulatory entities.
QUALIFIED PERSONS CONCLUSION AND RECOMMENDATIONS

In the QP’s opinion, the geological data, sampling, modeling, and estimate are carried out in a manner that both represents the data well and mitigates the likelihood of material misrepresentations for the statements of Mineral Resources.
In the QP’s opinion, the operational and mine planning data, LOM Plan, and estimation are carried out in a manner that both represents the data and operational experience and methodology well and mitigates the likelihood of material misrepresentations for the statements of Mineral Reserves.
All permits have been acquired for continued operation through 2040. No permitting obstacles are anticipated for the permit renewal cycles.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
Recommendations:
•Continued drilling to expand mineral resources and shore up mineral reserves.
•Monitor environmental regulatory changes for potential effects.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
2.0     INTRODUCTION
This technical report was prepared for the Coyote Creek Mining Company, L.L.C. (Coyote).
The purpose for which this technical report summary was prepared is to report Mineral Resources and Mineral Reserves for the Coyote Creek Mine located in Mercer County, North Dakota.
The sources of information and data contained in the technical report or used in its preparations were supplied by Coyote and include data used to produce geologic models, production data, environmental support documents, third-party technical studies, resource and reserve estimates, cost estimates, and economic analyses. A large portion of the technical information is summarized from Surface Mining Permits issued by the North Dakota Public Service Commission (NDPSC). Additional references to specific studies and documents are provided in Section 24.0 of this technical report summary (TRS).

Qualified persons (QPs) are employed by NACoal. As such, inspections are conducted on a regular basis and no individual date of inspection has been identified. Tyler L. Barth is a licensed Professional Engineer who has direct engagement with daily production operations and oversight and management of technical projects as the Engineering Manager, and is directly involved in the development of the LOM finances at the Coyote Creek Mine. Kendra R. Braun is a licensed Professional Engineer, who has direct oversight of the drilling exploration programs, and is directly involved in mine development projects at the Coyote Creek Mine.

This is the first TRS filed with the United States Securities and Exchange Commission (SEC) in accordance with S-K Subpart 1300 regulations therefore no preexisting TRS exists with the SEC. Mineral Resource and Reserve estimations prior to December 31, 2021 were reported in accordance with guidance of Industry Guide 7.
This terms of reference for this TRS include
–US English spelling;
–Imperial units of measurement;
–Lignite qualities are presented in weight percent (wt%) and lignite tonnages are present in short tons (2000 lbs);
–Coordinate System is presented in imperial units using the North American Datum 1983 (NAD83), North Dakota State Plane, South Zone;
–Nominal US Dollars as of 2021.
Key Acronyms and definitions for this TRS include:

AR	As-Received Basis
ASTM	American Society for Testing and Materials
Barr	Barr Engineering
BCY	Bank Cubic Yard
BMPs	Best Management Practices
BTU	British Thermal Units
Century GLS	Century Geophysical Logging Services
COC	Chain of Custody
CONSOL	Consolidation Coal Company
Coyote	Coyote Creek Mining Company, L.L.C
Coyote Station Owners	Otter Tail Power Company, Northern Municipal Power Agency, Montana-Dakota Utilities Company and Northwestern Corporation
CRIRSCO	Committee for Mineral Reserves International Reporting Standards
gpm	Gallons per Minute

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

K	Hydraulic Conductivity
lbs	Pounds
LOM	Life of Mine
LSA	Lignite Sales Agreement
MAF	Moisture Ash Free
MDU	Montana-Dakota Utilities Company
mg/L	Milligrams per Liter
mmBTU	million BTU
msl	Mean Sea Level
Mt	Million Tons
MVTL	Minnesota Valley Testing Laboratories, Inc.
NACCO	NACCO Industries
NACoal	The North American Coal Corporation
ND	North Dakota
NDCC	North Dakota Century Code
NDDEQ	North Dakota Department of Environmental Quality
NDDOT	North Dakota Department of Transportation
NDPDES	North Dakota Pollutant Discharge Elimination System
NDPSC	North Dakota Public Service Commission
NELAP	National Environmental Laboratory Accreditation Program
NOV	Notice of Violation
OSMRE	United States Department of the Interior, Office of Surface Mining Reclamation Enforcement
PFS	Pre-feasibility Study
QA/QC	Quality Assurance/Quality Control
QP(s)	Qualified Person(s)
R-O-M	Run of Mine
R-O-W	Right of Way
SEC	United States Securities and Exchange Commission
S-K 1300	SEC’s Subpart S-K 1300 (17 CFR 229.1300)
SMCRA	Surface Mining Control and Reclamation Act
SPCC	Spill Prevention, Control, and Countermeasures
SPGM	Suitable Plant Growth Material
SWPP	Storm Water Pollution and Prevention
TDS	Total Dissolved Solids
TNI	The NELAC Institute
TRS	Technical Report Summary
TSS	Total Suspended Solids
USCS	Unified Soil Classification System
USGS	United States Geological Survey

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
3.0    PROPERTY DESCRIPTION
3.1    PROPERTY LOCATION
The Coyote Creek Mine is located approximately nine miles southwest of Beulah, North Dakota (ND), in Mercer County, which is approximately 75 miles northwest of Bismarck, ND. The main entrance to the mine will be accessed by traveling south of Beulah on Highway 49 for five miles, then west on County Road 25 for four miles. The general location of the Coyote Creek Mine is shown in Figure 3.1 (Location of Coyote Creek Mine). The Coyote Station Power Plant is adjacent to the Coyote Creek Mine.

COYOTE CREEK MINE
LAKE SAKAKAWEA
GARRISON DAM
N.D. 1806
N.D. 200
RIVERDALE
UNDERWOOD
N.D. 200
STANTON
CTY. 21
N.D. 200
N.D. 200A
HAZEN
BEULAH
WASHBURN
N.D. 200A
U.S. 83
N.D. 48
WILTON
CENTER
MISSOURI RIVER
N.D. 49
N.D. 31
U.S 83
N.D. 25
INTERSTATE 94
BISMARCK
EXIT 110
EXIT 127
EXIT 147
NEW SALEM
GLEN ULLIN
MANDAN
COYOTE CREEK MINE SHOP/OFFICE COMPLEX
17 ST. SW
CTY. 25
CTY. 25
4 MILES
HWY 49
ENTRANCE

NOT TO SCALE

Figure 3.1. Location of the Coyote Creek Mine.

3.2    PROPERTY AREA OWNERSHIP
Coyote, a subsidiary of NACoal, is the owner and operator of the Coyote Creek Mine, an active lignite surface mining operation in production status. NACoal is a wholly-owned subsidiary of NACCO Industries. All production from the mine is delivered to the Coyote Station owned by Otter Tail Power Company, Northern Municipal Power Agency, Montana-Dakota Utilities Company (MDU) and Northwestern Corporation. There have been no previous operators of the Coyote Creek Mine.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
3.3     LEASES AND MINERAL RIGHTS
Coyote holds 86 leases granting the right to mine approximately 8,129 acres of coal interests and the right to utilize about 15,168 acres of surface interests.  In addition, Coyote owns in fee about 160 acres of surface interests and has four easements on approximately 352 acres.  The leases, easements, and deeds are recorded at the Mercer County courthouse and are a matter of public record. Substantially all of the leases were acquired over the past 15 years and have continuation provisions that generally permit the leases to be continued beyond their fixed terms.  The leases obligate Coyote to make payments based on the amount of lignite mined from the subject property.  Most royalty rates range from $.08 - $.16 per ton of lignite mined and are subject to escalation in accordance with the escalator provision in the lease.  Payments may also include surface damage payments and advanced or minimum royalty payments.  Production royalties are calculated monthly based on surveys and are generally paid on a quarterly basis, although in certain situations royalties are paid monthly.  Table 3.1 Identification of Leases, shows the name or identifying number of each lease, or sublease, the nature and extent of Coyote’s title to, or interest in, the associated property, and expiration date of each lease. While Coyote’s leases include a primary, or fixed, term (as set forth in Table 3.1), they include continuation provisions that allow for their continuation beyond their primary terms so long as operations and/or reclamation activities are continuing.

3.4    SIGNIFICANT ENCUMBRANCES TO THE PROPERTY
The Coyote Creek Mine currently has no significant encumbrances to the property. No Notice of Violations (NOVs) have been issued at the Coyote Creek Mine in the past three years. Permitting requirements are discussed in Section 17.0.

3.5     SIGNIFICANT FACTORS AND RISKS
Coyote has not identified any significant risks that may affect the right or ability to perform work on the property. Each lease and special obligations for each lease are reviewed on an annual basis to ensure there is no lapse in lease continuation or payments. If a lease expires or a payment lapses the landowner may choose not to release this property for mining.

3.6     REGISTRANT ROYALTIES AND INTERESTS
Discussed in Section 3.3.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

Table 3.1 Identification of Leases
Lease Id	Lease Type	Lease Date	Lease Expiration Date
22-02578	Coal Lease	3/24/2014	3/23/2044
22-02579	Coal Lease	3/24/2014	3/23/2044
22-02580	Coal Lease	3/24/2014	3/23/2044
22-02581	Coal Lease	3/24/2014	3/23/2044
22-02582	Coal Lease	3/24/2014	3/23/2044
22-02583	Coal Lease	3/24/2014	3/23/2044
22-02584	Coal Lease	3/24/2014	3/23/2044
22-02585	Coal Lease	3/24/2014	3/23/2044
22-02586	Coal Lease	3/24/2014	3/23/2044
22-02587	Coal Lease	3/24/2014	3/23/2044
22-02588	Coal Lease	3/24/2014	3/23/2044
22-02589	Coal Lease	3/24/2014	3/23/2044
22-02590	Coal Lease	3/24/2014	3/23/2044
22-02591	Coal Lease	3/24/2014	3/23/2044
22-02592	Coal Lease	3/24/2014	3/23/2044
22-02593	Coal Lease	11/1/2020	10/31/2040
22-02505	Coal Lease Agreement	9/29/2010	9/28/2030
22-02513	Coal Lease Agreement	10/14/2010	10/13/2030
22-02514	Coal Lease Agreement	10/14/2010	10/13/2030
22-02515	Coal Lease Agreement	10/20/2010	10/19/2030
22-02516	Coal Lease Agreement	10/12/2010	10/11/2030
22-02517	Coal Lease Agreement	10/13/2010	10/12/2030
22-02518	Coal Lease Agreement	10/22/2010	10/21/2030
22-02519	Coal Lease Agreement	10/28/2010	10/27/2030
22-02520	Coal Lease Agreement	10/15/2010	10/14/2030
22-02521	Coal Lease Agreement	10/22/2010	10/21/2030
22-02525	Coal Lease Agreement	11/13/2010	11/12/2030
22-02526	Coal Lease Agreement	11/4/2010	11/3/2030
22-02527	Coal Lease Agreement	11/1/2010	10/31/2030
22-02528	Coal Lease Agreement	11/4/2010	11/3/2030
22-02529	Coal Lease Agreement	11/11/2010	11/10/2030
22-02530	Coal Lease Agreement	11/15/2010	11/14/2030
22-02531	Coal Lease Agreement	11/1/2010	10/31/2030
22-02532	Coal Lease Agreement	12/3/2010	12/2/2030
22-02533	Coal Lease Agreement	12/3/2010	12/2/2030
22-02534	Coal Lease Agreement	12/3/2010	12/2/2030
22-02538	Coal Lease Agreement	12/29/2010	12/28/2030
22-02539	Coal Lease Agreement	12/29/2010	12/28/2030
22-02540	Coal Lease Agreement	12/29/2010	12/28/2030
22-02541	Coal Lease Agreement	12/29/2010	12/28/2030
22-02542	Coal Lease Agreement	12/29/2010	12/28/2030
22-02543	Coal Lease Agreement	12/29/2010	12/28/2030
22-02544	Coal Lease Agreement	1/26/2011	1/25/2031
22-02545	Coal Lease Agreement	1/28/2011	1/27/2031
22-02546	Coal Lease Agreement	1/10/2011	1/9/2031

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

22-02547	Coal Lease Agreement	1/1/2011	12/31/2030
22-02548	Coal Lease Agreement	2/15/2011	2/14/2031
22-02549	Coal Lease Agreement	3/3/2011	3/2/2031
22-02550	Coal Lease Agreement	2/28/2011	2/27/2031
22-02552	Coal Lease Agreement	3/15/2011	3/14/2031
22-02554	Coal Lease Agreement	12/3/2010	12/2/2030
22-02560	Coal Lease Agreement	7/25/2011	7/24/2031
22-02563	Coal Lease Agreement	12/20/2011	12/19/2031
22-02564	Coal Lease Agreement	12/16/2011	12/15/2031
22-02565	Coal Lease Agreement	12/16/2011	12/15/2031
22-02566	Coal Lease Agreement	1/11/2012	1/10/2032
22-02567	Coal Lease Agreement	2/28/2012	2/27/2032
22-02568	Coal Lease Agreement	3/29/2012	3/28/2032
22-02569	Coal Lease Agreement	5/15/2012	5/14/2032
22-02570	Coal Lease Agreement	5/24/2012	5/23/2032
22-02571	Coal Lease Agreement	6/19/2012	6/18/2032
22-02572	Coal Lease Agreement	5/21/2012	5/20/2032
22-02573	Coal Lease Agreement	5/10/2012	5/9/2032
22-02574	Coal Lease Agreement	7/30/2013	7/29/2033
22-02575	Coal Lease Agreement	9/17/2013	9/16/2033
22-02576	Coal Lease Agreement	10/7/2013	10/6/2033
22-02577	Coal Lease Agreement	2/10/2014	2/9/2034
22-01466	Exploration Contract & Coal Lease	3/28/1975	3/27/2016
22-01467	Exploration Contract & Coal Lease	3/28/1975	3/27/2016
22-02501	Surface & Coal Lease Agreement	9/3/2010	9/2/2030
22-02508	Surface & Coal Lease Agreement	9/29/2010	9/28/2030
22-02509	Surface & Coal Lease Agreement	9/29/2010	9/28/2030
22-02510	Surface & Coal Lease Agreement	9/29/2010	9/28/2030
22-02511	Surface & Coal Lease Agreement	9/29/2010	9/28/2030
22-02512	Surface & Coal Lease Agreement	10/5/2010	10/4/2030
22-02523	Surface & Coal Lease Agreement	11/5/2010	11/4/2030
22-02537	Surface & Coal Lease Agreement	12/29/2010	12/28/2030
22-02556	Surface & Coal Lease Agreement	5/23/2011	5/22/2031
22-02558	Surface & Coal Lease Agreement	7/25/2011	7/24/2031
22-02559	Surface & Coal Lease Agreement	7/25/2011	7/24/2031
22-02561	Surface & Coal Lease Agreement	7/25/2011	7/24/2031
22-02562	Surface & Coal Lease Agreement	10/27/2011	10/26/2031
22-02503	Surface Lease Agreement	9/10/2010	9/9/2030
22-02522	Surface Lease Agreement	11/8/2010	11/7/2030
22-02535	Surface Lease Agreement	12/10/2010	12/9/2030
22-02557	Surface Lease Agreement	8/5/2011	8/4/2031

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
4.0    ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY
4.1    PHYSIOGRAPHY, TOPOGRAPHY AND VEGETATION
The Coyote Creek Mine is located in Mercer County, North Dakota within the glaciated subsection of the Missouri Plateau, part of the Great Plains Physiographic Province. The topography of the reserve area may be described as glacially modified bedrock topography. The mantle of drift generally follows the preexisting topography, modifying it only slightly, although in some areas there is some glacial constructional relief. The general effect of the drift has been to lessen the local relief. The major drainages and their main tributaries are pre-glacial bedrock valleys. The Knife River and Coyote Creek are adjusting their profiles to the Missouri River base level, so they are currently aggrading streams. Relief in the area is due largely to erosion in contrast to the depositional landscape of the Missouri Coteau. Relatively softer siltstone and claystone layers locally have been dissected to produce badland topography, but more commonly, smooth rounded slopes are formed between benches. The maximum relief of the Coyote Creek Mine is approximately 370 feet (msl), with the elevation ranging from 1,828 feet (msl) in the valley of Coyote Creek to nearly 2,198feet (msl) in the Tertiary upland ridge tops.
Predominant land use within Mercer County is agricultural in the form of cropland or native grassland. Additional land uses include tame pasture, wetlands, shelterbelts, roads, occupied farmsteads, and stock ponds.

4.2    ACCESSIBILITY

The main entrance to the mine will be accessed by traveling south of Beulah on Highway 49 for five miles, then west on County Road 25 for four miles. The general location of the Coyote Creek Mine is shown in Figure 3.1 Location of Coyote Creek Mine.
Travel to the Coyote Creek Mine by air is possible using the Bismarck Municipal Airport, Bismarck, ND, approximately 75 miles southeast of the mine. From the airport, the mine is accessed using ground transportation by traveling west approximately 50 miles via Interstate 94, taking exit 110 and traveling north approximately 21 miles on ND Highway 49 to County Road 25, then west for four miles on County Road 25.
Travel to the Coyote Creek Mine by rail is possible using the Amtrak Network, which runs through northern North Dakota mostly along the US Highway 2 corridor, and passes through the larger cities of Williston, Minot, Grand Forks, and Fargo, and smaller cities of Stanley, Rugby, and Devils Lake. From these locations, the mine can be accesses via ground transportation on Interstate 29 or Interstate 94 and various highways. The main highways are US Highway 2, US Highway 83, US Highway 85, US Highway 200, and US Highway 281.
North Dakota’s freight rail service is largely provided by Burlington Northern Santa Fe Railway and Canadian Pacific Railway.

4.3    CLIMATE
The climate of the proposed permit area is semi-arid. It is a region of climatic extremes. Averages are misleading, for seldom does "average" weather actually occur. Instead, weather tends to fluctuate widely around the annual averages. The area is usually warm in summer, and has frequent spells of hot weather and occasional cool days. It is very cold in winter, when arctic air frequently surges over the area. Most precipitation falls during the warm period, and precipitation is normally heaviest late in spring and early in summer. Snowfall is normally not heavy.

Of the long-term average annual precipitation of approximately 16.8 inches, approximately 13.5 inches, or 80%, falls from April through September. In two years out of 10, the rainfall in April through September is less than 11

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
inches. Thunderstorms occur on about 34 days each year, and 26 of these days are in summer. Hail accompanies summer thunderstorms in small scattered areas. Blizzards occur several times each winter. Average seasonal snowfall is 28 inches. On the average, 51 days have at least one inch of snow on the ground, but the number of such days varies greatly from year to year.

In winter, the average temperature is 12 degrees F, and the average daily minimum temperature is one degree. In summer the average temperature is 67 degrees, and the average daily maximum temperature is 82 degrees. The percentage of possible sunshine is 70 in summer and 53 in winter. The average relative humidity in mid-afternoon is about 55 percent. Humidity is higher at night, and the average at dawn is about 80 percent. The prevailing wind is from the west-northwest. Average wind speed is highest in April.

4.4    LOCAL RESOURCES AND INFRASTRUCTURE
The towns of Beulah, Hazen, and Stanton along with other smaller communities are within a 40-mile radius of the Coyote Creek Mine and provide a vast supply of the employment base. Employees also come from some of the major cities of Bismarck, Minot, and Dickinson, all of which are less than 100 miles away from the mine.
The Coyote Creek Mine sources power for mine office facilities and operations from Roughrider Electric Cooperative and MDU, and water for the mine office facilities from the Southwest Water Authority. Fuel for equipment is supplied by multiple local vendors. The Coyote Creek Mine has all supporting infrastructure for mining operations. See Section 15.0 for further detail pertaining to the mine specific infrastructure.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
5.0    HISTORY OF THE PROPERTY
5.1    PREVIOUS OPERATIONS
There were no previous operators of the Coyote Creek Mine.
5.2    EXPLORATION AND DEVELOPMENT HISTORY
Original exploration of the Coyote Creek Mine area was conducted by NACoal beginning in the 1970’s. Consolidation Coal Company (CONSOL) conducted some exploration drilling in the vicinity in 1978. In 2012, NACoal conducted a major drilling program to define the reserves within the proposed Coyote Creek permit area, and have continued drilling programs since. The surface coal mining permit was approved in 2014, and initial boxcuts were opened in 2016.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
6.0     GEOLOGICAL SETTING, MINERALIZATION AND DEPOSITION
6.1    GEOLOGY
REGIONAL GEOLOGY
The Coyote Creek Mine is located within the glaciated subsection of the Missouri Plateau, part of the Great Plains Province. The formations of sedimentary origin were deposited in the Williston Basin, the dominant structural feature of western North Dakota. The center of this essentially symmetrical basin is located near the town of Williston, North Dakota, approximately 100 miles northwest of the mine site. The basin consists of approximately 15,000 feet of sedimentary rock overlying a basement complex of gneisses, schists, and granites. This sequence records a geologic time interval spanning late Precambrian (1 to 2 billion years ago) to Holocene (last 10,000 years).
The structural influence of the Williston Basin is reflected in the dip of the formations underlying the Coyote Creek Mine area. Drill hole data indicates that the Sentinel Butte Formation, the uppermost bedrock unit of the sedimentary series within the Coyote Creek Mine area (Figure 6.1), dips westward toward the center of the Williston Basin at 50 to 75 feet per mile (about ½ to 1 degree). The dip of the bedrock strata increases with depth due to the physical characteristics of the Williston Basin. The subsidence of the Williston Basin began early in the Paleozoic Era (425 to 542 million years ago). Subsidence has not been continuous, nor has sedimentation occurred at a constant rate. These irregularities are evidenced by the presence of several unconformities in the stratigraphic column of North Dakota.
From the Cambrian Period (488 to 542 million years ago) through the early Paleocene Epoch (55.8 to 65.5 million years ago), numerous shallow, inland seas advanced and retreated across the area now known as west-central North Dakota, depositing a wide range of marine and lagoonal sediments, mainly shales, limestones, and evaporites. Since the early Paleocene Epoch, only stream and lake sediments have been deposited in western North Dakota. Deposition of these sediments was interrupted during the late Tertiary Period (13 to 36 million years ago) by episodes of regional uplift, faulting, warping, and erosion.
During the Pleistocene Epoch (10,000 to 2.6 million years ago), continental glaciers advanced and retreated, modifying the existing topography by depositing varying thicknesses of glacial materials in the uplands area, and eroding and filling the diversion trenches. Following this period of aggradation, there was a gradual dissection of the present topography, which consists of rolling prairie, isolated buttes, mesas and badlands. Southwest of the Missouri River, glacial deposits are thin or absent, and the boundary of the Glaciated Missouri Plateau is poorly defined with the maximum extent of glaciation marked by glacial erratics.
The regional structural geology is fairly consistent. No evidence of any significant faulting has been observed in the region. The lignite seams are gently undulating due to differential compaction of the underlying sediments.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

GEOLOGIC AND TOPOGRAPHIC BEDROCK MAP OF NORTH DAKOTA

Miscellaneous Map 25
1983

By
John P. Bluemle

NORTH DAKOTA GEOLOGICAL SURVEY
Don L. Halvorson, State Geologist

CANADA
SOUTH DAKOTA
MONTANA
MINNESOTA
DIVIDE
BURKE
RENVILLE
BOTTINEAU
ROLETTE
TOWNER
CAVALIER
PEMBINA
WILLIAMS
MOUNTRAIL
WARD
MC HENRY
PIERCE
RAMSEY
WALSH
BENSON
NELSON
GRAND FORKS
MC KENZIE
MC LEAN
EDDY
SHERIDAN
WELLS
FOSTER
GRIGGS
STEELE
TRAILL
DUNN
MERCER
OLIVER
BILLINGS
BURLEIGH
KIDDER
STUTSMAN
BARNES
CASS
GOLDEN VALLEY
STARK
MORTON
HETTINGER
SLOPE
GRANT
LOGAN
LA MOURE
RANSOM
RICHLAND
EMMONS
BOWMAN
ADAMS
SIOUX
MC INTOSH
DICKEY
SARGENT

Scale 1:670,000

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
Figure 6.1. Geologic and Topographic Bedrock Map of North Dakota (Bluemle, 1983)

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
6.2    LOCAL GEOLOGY
The most prolific lignite-bearing stratum in the state is the Sentinel Butte Formation of the Fort Union Group. The most prominent characteristics of the Fort Union Group formations are the cyclical deposition and lateral persistence of the lithologic units, especially the lignite seams. The Sentinel Butte Formation is a continental deposit comprising interbedded calcareous clays, sandy clays, and lignite beds, with isolated lenses of fine-grained sands, silts, and rare limestones, ranging in color from light gray to dark brown and black. Except for the limestones and an upper sandstone unit, the sediments are essentially nonindurated. The claystone and sandstones are generally thinly bedded and not jointed. These sediments were deposited mainly in swamps or in the floodplains of very slow, meandering rivers. The Sentinel Butte Formation conformably overlies the Tongue River Formation (also known as the Bullion Creek Formation). The Golden Valley Formation, which is stratigraphically above the Sentinel Butte Formation elsewhere, is present near the permit boundary, but is gone in the permit area due to postdepositional erosion; therefore, the younger glacial deposits of the Coleharbor Group unconformably overlie the Sentinel Butte Formation in the study area. Outcrops of the Sentinel Butte Formation are sporadic; bedrock is largely masked by residual soils, slopewash, and/or glacial drift.
Where the entire Sentinel Butte Formation is present, as in western Mercer County, its thickness is approximately 500 feet. The upper part of the formation in eastern Mercer County, however, has been removed by erosion, thus it is only about 350 feet thick. The thickening of this formation westward is due also to the increasing thickness of the upper sandstone unit to the west. This upper member is a fine to medium grained, yellowish-brown sandstone. Generally, it is poorly cemented, but locally it is moderately to well cemented. The cemented sandstone is dark brown and forms conspicuous ledges 5 to 10 feet in height, but these are laterally discontinuous.
The Sentinel Butte Formation incorporates a varying number of lignite coal beds (Figure 6.2 Stratigraphic Column of the Coyote Creek Mine). The major lignite bed within the mine area is the Upper Beulah bed, the only economical lignite deposit. This lignite horizon has a thickness of generally 10 to 12 feet, except near the edges of the glacial diversion channels, where some of the lignite bed has been removed by erosion. Also, along the glacial diversion channels are areas of soft lignite (Leonardite). Soft lignite is a result of areas of the bed being exposed to oxidizing conditions via erosion caused by glacial meltwaters. The soft or weathered lignite is of very poor quality and not economically recoverable.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
Figure 6.2 Stratigraphic Column of the Coyote Creek Mine

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
The major lignite bed within the mine area is the Upper Beulah bed. This lignite horizon has a thickness of generally 10 to 12 feet, except near the edges of the glacial diversion channels, where some of the lignite bed has been removed by erosion. Located above the Upper Beulah bed are several thin beds of lignite (Figure 6.2). These include, in the order that they occur, the Harnisch, Twin Buttes, and Schoolhouse beds. The Harnisch is located in an isolated area in the high elevations in the southernmost part of the permit area and ranges in thickness from 1 foot to 6.5 feet. The Twin Buttes is located in the south and west portions of the permit area in the higher elevations and ranges in thickness from 1 foot to 3.5 feet. The Schoolhouse seam spans a large portion of the permit area and ranges in thickness from 1 foot to 3.5 feet. Interburden between the Harnisch and Twin Buttes ranges from 25 to 65 feet. Interburden between the Twin Buttes and Schoolhouse beds ranges between 15 and 50 feet, and interburden between the Schoolhouse and Beulah ranges from 15 to 60 feet.
Located below the Upper Beulah bed are several other beds of lignite (Figure 6.2). The two splits of the Lower Beulah exist in the permit area. The first split lies an average of 5-25 feet below the Upper Beulah and the second split lies 5-20 feet below the first Lower Beulah split. The major beds, in the order below the Lower Beulah beds that they occur, are the Jim Creek and Antelope Creek beds. These range from 40-50 to 60-75 feet below the Upper Beulah bed. The Jim Creek bed has an average thickness of 3 feet, and lies an average of 40-50 feet below the Upper Beulah bed. The Antelope Creek bed averages 2.5 feet thick, and lies an average of 20-25 feet below the Jim Creek bed. Other thin beds and splits of the two beds, typically less than 2 feet thick, are occasionally found above and below the Jim Creek and Antelope Creek beds. Below the Antelope Creek bed the Kinneman Creek lignite zone can be found. The Kinneman Creek in the area consists of up to four splits with varying thicknesses from 1 to 2.5 feet. Below the Kinneman Creek is the Hagel lignite zone, generally made up of two to three beds, and then below that is the Tavis Creek bed. Below the Tavis Creek bed is generally a long sequence of sands and clays before the next lignite (150-300 feet). The Lower Beulah splits, the Jim Creek, and Antelope Creek seams have all been eroded by glacial meltwater in the glacial diversion trenches and do not exist over the whole permit area. However, according to information gathered, the Kinneman Creek seam and seams below it do exist in the permit area.
Geologic cross section F-F’ from the NACC-1302 permit area is included for reference as Figure 6.3 The cross-section was constructed primarily based on the drill hole geophysical logs supplemented with lithology descriptions from the drill cuttings, as well as the data from the core holes.
Workings of inactive or abandoned surface and underground mines have been identified prior to mining. Since mining began, no unique or especially significant geological features, formations, or paleontological resources have been identified at the Coyote Creek Mine. Additionally, no fatal flaws related to geological conditions have been identified.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

F
F'
S. ELEV: 1877.56
CM12-01
S. ELEV: 1985.83
CC12006
S. ELEV: 2008.97
CC12004C
CC12008C
CM12-03C
S. ELEV: 2047.42
CC12021C
S. ELEV: 2065.94
CC12019C
CM12-06
CC12015C
CC12095C
S. ELEV: 2050.99
S. ELEV: 2117.90
CM12-09
S. ELEV: 2116.87
CC12118C
S. ELEV: 2116.60
CC12035C
CM12-13C
S. ELEV: 2102.40
S. ELEV: 2082.42
CC12038C
S. ELEV: 2102.40
CC12040C
S. ELEV: 2108.55
CC12042C
CM12-16C
CC12106C
S. ELEV: 2170.19

LEGEND

- PRE-MINING TOPO
- GLACIAL TILL
- BASE OF GLACIAL TILL
- TWIN BUTTES LIGNITE SEAM
- SCHOOLHOUSE LIGNITE SEAM
- UPPER BEULAH LIGNITE SEAM
- LOWER BEULAH 3 LIGNITE SEAM
- LOWER BEULAH 4 LIGNITE SEAM
- UPPER JIM CREEK LIGNITE SEAM
- LOWER JIM CREEK LIGNITE SEAM
- LOWER JIM CREEK 1 LIGNITE SEAM
- LOWER JIM CREEK 2 LIGNITE SEAM
- ANTELOPE CREEK LIGNITE SEAM
- CC12014C DRILLHOLE IDENTIFICATION
- CM12-08 MONITORING WELL IDENTIFICATION

G.N.

0 800' 1600' 2400' 3200'

Scale 1" = 800'

NOTE: ALL COAL SEAMS BELOW THE ANTELOPE CREEK LIGNITE (ANTC) HAVE NOT BEEN MODELED AND DO NOT HAVE CONNECTIONS DRAWN BETWEEN THE DRILLHOLES WHERE THEY EXIST.

NO.	BY	APP'D	DATE
10			
9			
8			
7			
6			
5			
4			
3			
2			
1			
0	KRK	SJF	12/11/14

DRAWING UPDATES

COYOTE CREEK MINING COMPANY, L.L.C.
COYOTE CREEK MINE
6502 17th Street SW
Zap, ND 58580
(701) 873-7800 - Fax (701) 873-7810

FIGURE 6.3

GEOLOGIC CROSS-SECTION F-F'

NACC-1302 PERMIT AREA

SCALE: 1"=800'
PROJECT: SEC SK1300 REVISION:

Figure 6.3 Geologic Cross-Section F-F’

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
7.0    EXPLORATION
7.1    EXPLORATION

No exploration work other than drilling and associated geophysical logging has been conducted at the Coyote Creek Mine. Geophysical logging is discussed with drilling in Section 7.2.

7.2    DRILLING EXPLORATION
Data collected during drilling exploration programs at the Coyote Creek Mine from 2012 to present, is the sole information utilized for modeling the lignite deposit for the determination of Mineral Resources and Reserves for the Coyote Creek Mine. The sampling method used by the Coyote Creek Mine for modeling quality of the lignite deposit is exclusively core drilling. The Coyote Creek Mine lignite deposit is evaluated on a seam by seam basis. Drilling exploration data including geologic lithologies, qualities, and hole locations have been compiled electronically in Excel files.
DRILLING TYPE AND EXTENT

Drilling exploration programs conducted at the Coyote Creek Mine have comprised of rotary air/mist/mud drilling methods. For the purpose of this discussion, senior geologist and field geologist refer to qualified representatives of Coyote and/or NACoal. Historically, Coyote has contracted independent drilling services and geophysical logging services. Drill holes completed at the Coyote Creek Mine are vertical in orientation and have been broken into four categories which are described below. A drill hole location map for the Coyote Creek Mine is presented in Figure 7.1.
Exploratory drill holes, also referred to as pilot holes, are typically 5-inches (outer hole diameter, od) and terminate at a minimum of 12-feet below the lowest targeted lignite seam as specified by the senior geologist to allow for proper geophysical logging. Cuttings are recovered by the contracted driller on a 5-foot interval and are described by the field or senior geologist. All pilot holes are geophyscially logged by a third-party geophysical logging contractor for natural gamma, density, caliper, and resistivity responses. There are instances where a geophysical log cannot be obtained due to poor, collapsing hole conditions, however, footage information is obtained from the driller and the cuttings descriptions.
Coal core holes to collect samples for quality assessment are advanced next to pilot holes at specified locations in accordance to protocols described below. Core holes are typically 5.6-inches outer diameter (od) to core point, then 4.6-inches (od) during coring, with a respective sample diameter of approximately 3-inches (od). Samples are collected with either a 10-foot or a 15-foot split inner tube core barrel. Coring intervals are determined by the field geologist and reviewed by the senior geologist based on the pilot hole’s geophysical log and cuttings descriptions. 90-percent coal core recovery is required (see Section 8.0 for discussion on sample preparation).
Overburden core holes are drilled in accordance to protocol similar to the pilot holes and coal cores as described above. During the drilling of the core hole, overburden, interburden, and underburden samples are collected from the drill cuttings in 5-foot increments, and are shipped to a separate soil lab for geochemical analysis. The targeted lignite seams are cored as normal. 90-percent recovery of coal core intervals is still required within core runs that contain lignite, such that parameters outlined for coal core collection are maintained. Data specific to the coal cores collected during these overburden sampling programs are included in the geological model.
The fourth, and final, category of drill holes are comprised of geotechnical holes and monitoring wells which have been geophysically logged and extend through multiple coal seams. These drill holes follow the parameters outlined for pilot holes and available data has been reviewed by the QP.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
GENERAL DRILLING PROCEDURES
Details may vary with each exploration program, however general procedures for drilling at Coyote Creek Mine include:
–Identification of land control; acquire drilling permissions for properties not owned or previously leased.
–Obtain proper drilling permits for drilling outside of mine permitted areas; acquire Mercer County Temporary Use Permit, and North Dakota State Exploration Permit.
–Site preparation.
–Rotary air/mist/mud drilling by an independent drilling contractor; typically, cuttings are collected every 5-feet.
–Field geologist logs description of cuttings including depth, texture, general color.
–Independent contractor geophysically logs drill hole for natural gamma, density, caliper, and resistivity.
–Field geologist reviews geophysical log.
–Hole determined complete, and abandoned by independent contractor in accordance with regulatory requirements.
–Survey drill hole collar location.

To continue with a coal core hole:
–Coring intervals are determined by field or senior geologist from pilot hole geophysical log.
–Coal core drilling by an independent drilling contractor.
–Core extracted from barrel by independent drilling contractor and placed in logging tray.
–Field geologist measures the core length, identifies the roof and floor, and does a macroscopic description of the core such as fractures, mineralization, texture, ect. If recovery is less than 90-percent, independent drilling contractor may attempt to retrieve the remaining core from the current hole. If no success, the core run interval will be “re-cored” as an additional core hole.
–Field geologist logs the core including depths, fractures, texture, color, and characteristics of the lignite.
–Field geologist double bags and tags sample.
–Once all intervals are cored, independent contractor geophysically logs drill hole if necessary.
–Field geologist reviews geophysical log.
–Hole determined complete and abandoned by an independent contractor in accordance with state regulatory requirements.
–Survey drill hole collar location.

Additional drilling tasks include:
–Maintaining daily drilling report and record of collected samples.
–Proper storage of lignite core samples in secure location of the warehouse to prepare for shipment to laboratory.

DRILLING EXPLORATION PROGRAMS
Numerous drilling exploration programs have been conducted in the Coyote Creek area. Original exploration of the Coyote Creek Mine area was conducted by NACoal from 1972 through 1983. Consolidation Coal Company (CONSOL) also conducted some exploration drilling in the vicinity in 1978. None of these holes are used to model the Coyote Creek Mine area, however, they were previously utilized for initial studies.
In 2012, NACoal conducted a major drilling program to specifically define the reserves within the Coyote Creek permit area, and have continued drilling programs since then. Coyote’s drill hole database contains 769 drill holes that have been drilled by NACoal and Coyote for the Coyote Creek Mine from 2012 through 2020 (Figure 7.1 Location of Drill Holes). Of those holes 267 were sampled for coal quality assessment. For these drill holes, Mohl

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
Drilling, Inc. was the main drilling contractor, Century GLS performed much of the geophysical logging, and Minnesota Valley Testing Laboratories, Inc. performed the quality analyses. The minimum drill hole spacing within the controlled tracts within the permit boundary area of the Coyote Creek Mine is approximately 1,320 feet.
The data collected from drilling campaigns completed from 2012 through present are utilized to build the Coyote Creek Geologic Model, and chiefly influence the Coyote Creek Mine Mineral Resource estimations discussed in Section 11.0. No early exploration data are utilized for the Mineral Resource estimations within the Coyote Creek Mine permit area.
QUALIFIED PERSON’S OPINION ON DRILLING EXPLORATION

The QP served as the senior geologist who has overseen the drilling exploration programs conducted from 2012 to present at the Coyote Creek Mine.
As a whole, Coyote plans exploration activities to attain an average 660-foot drilling density for the three-year projection ahead of active mining operations. Thus, the drilling patterns are drilled such that the hole spacing is progressively tightened as mining progresses. Where mining is planned to be more than 10 years away, the hole spacing might be as much as one quarter mile. Within three years of mining, the drilling pattern is complete, and the interior spacing is one hole per 20 acres (660-foot grid). The geology of the erosion and weathering of the coal is complex at the Coyote Creek Mine, therefore heavy cropline drilling takes place. Final subcrop definition is rows of holes 100 feet apart every 300 feet along the subcrop line. Physical constraints such as stream buffers, occupied dwellings, and rough terrain can affect the final drilling density. This spacing allows operations to optimize seam blending efforts to ship a steady fuel quality to the customer. It should be noted for the purpose of Mineral Resource estimations and Life of Mine (LOM) projections, the QP has determined a moderate to high level of confidence in a minimum drill hole spacing of 1,320-feet. This confidence comes from the continuity of the lignite seams including both lithologic and quality characteristics, as well as the ability to compare modeled seam projections to active and historical mining operations. The Coyote Creek Mine has been a producing mine for over 5 years, and has successfully mined over 11.5 million tons of lignite based on the geologic model built off the drilling data in Coyote’s database. Further justification of the drill hole spacing specific to Mineral Resource Classifications is discussed in Section 11.0.
Physical constraints such as stream buffers and unnavigable terrain may affect the consistency in drill hole spacing. Additionally, drilling exploration for later years does not always land within fully permitted areas which may limit the extent of disturbance allowed.

FACTORS THAT CAN AFFECT THE ACCURACY AND RELIABILITY OF THE DRILLING RESULTS

During the drilling and sampling procedure, a variety of factors could materially affect the accuracy and reliability of the results. Some examples include improper surveying of the drill hole collar location and elevation, improper and un-level drill rig set up, improper zeroing out of the elogging tool before commencing geophysical logging, not being able to obtain an elog due to collapsing drill hole conditions, not obtaining 90% recovery of the coal seam cored, allowing the coal core to be exposed for too long before bagging causing a false reduction in moisture and increase in BTU value, and improper record keeping. Most of these negative factors can be avoided by utilizing skilled and experienced drilling and elogging contractors, having proper QA/QC procedures to follow during sampling, and proper drill hole data verification.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

COYOTE CREEK
T 143 N
T 142 N
R 89 W
R 88 W
LEGEND
COYOTE CREEK NACC-1300 PERMIT BOUNDARY
SECTION LINE
QUARTER LINE
CORED DRILL HOLE-NO OVERBURDEN SAMPLES TAKEN
CORED DRILL HOLE-OVERBURDEN SAMPLES TAKEN
ROTARY DRILL HOLE-NO OVERBURDEN SAMPLES TAKEN
ROTARY DRILL HOLE-OVERBURDEN SAMPLES TAKEN
MONITORING WELL-NO OVERBURDEN SAMPLES TAKEN
CORED MONITORING WELL-NO OVERBURDEN SAMPLES TAKEN
CORED MONITORING WELL-OVERBURDEN SAMPLES TAKEN
G.N.
Scale 1" = 800'
COYOTE CREEK MINING COMPANY, L.L.C
COYOTE CREEK MINE
REVISIONS
SEC SK-1300

FIGURE 7.1
LOCATION OF DRILLHOLES
SEC SK-1300

Figure 7.1 Location of Drill Holes

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
7.3    HYDROGEOLOGIC CHARACTERIZATION
SURFACE WATER
Initial background surface water studies were conducted in 2012 through 2013 for Coyote Creek and Brush Creek by the Coyote Creek Mining Company L.L.C.
The U.S. Geological Survey has monitored several sites along streams that drain areas currently permitted by Coyote Creek Mine. Previous data from currently inactive USGS stations, or ongoing data from currently active USGS stations, may be used for evaluating variability in water quality and quantity.
Monitoring at surface water sites is conducted a minimum of 2 years prior to mining, throughout the mining process until bond release of the area. The data is used to prove the lands and surface water have been restored to their pre-mining condition.
GROUNDWATER
The primary water bearing strata at the Coyote Creek Mine include shallow and small lenses of alluvial sands associated with the mantle of glacial till overlaying the permit area, deeper fluvial sands and gravels in major stream valleys, the lignite beds of the Paleocene Sentinel Butte Formation, and deep sandstone beds associated with the Cretaceous Upper Hell Creek and Fox Hills Formations. The Upper Hell Creek Formation and the Fox Hills Formation are regional aquifers that underlay all of Mercer County with the Fox Hills Formation being a large and reliable water source over the area. Aquifers present as existing or potential water supply sources for domestic and livestock use in the area south of the Knife River include the alluvium-filled pre-glacial and glacial channel of the Knife River valley, the thicker lignite beds, and deeper lowermost Paleocene or Cretaceous sandstones, principally the Fox Hills Formation. All of the lignite beds in the Coyote Creek Permit area generally cannot produce water in quantities suitable for normal beneficial uses in human affairs.
A minimum of two years of baseline ground water data were collected and studied within the Coyote Creek permit area. The baseline data collection included water levels, water qualities (alkalinity, hardness, total dissolved solids (TDS), major cation/anions, and select metals), potentiometric head, flow direction, and hydraulic conductivity calculated from pumping tests or single well response (slug) tests. Also, as part of the permitting process, domestic wells and springs within and surrounding the permit areas are certified to determine the well or spring location, well construction details, source aquifer, water chemistry, and pumping or flow rate.
Approximately 80 pre-mining monitoring wells were installed and utilized to characterize the ground water hydrology in and surrounding the Coyote Creek permit area (Figure 7.2 Ground Water Map).

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

KNIFE RIVER
KNIFE RIVER TRENCH
BRUSH CREEK
COYOTE CREEK
MUD CREEK
ONLY UPPER BEULAH CROPLINE WAS MODELED PAST THIS POINT
T 143 N
T 142 N
R 89 W
R 88 W
LEGEND
PERMIT BOUNDARY
SECTION LINE
QUARTER LINE
CREEK/RIVER
HARNISCH LIGNITE CROPLINE
UPPER AND LOWER HARNISCH LIGNITE CROPLINE
TWIN BUTTES LIGNITE CROPLINE
UPPER AND LOWER TWIN BUTTES LIGNITE CROPLINE
SCHOOLHOUSE LIGNITE CROPLINE
UPPER BEULAH LIGNITE CROPLINE
LOWER BEULAH 3 LIGNITE CROPLINE
LOWER BEULAH 4 LIGNITE CROPLINE
UPPER JIM CREEK LIGNITE CROPLINE
UPPER 1 AND UPPER 2 JIM CREEK LIGNITE CROPLINE
LOWER JIM CREEK LIGNITE CROPLINE
LOWER 1 AND LOWER 2 JIM CREEK LIGNITE CROPLINE
ANTELOPE CREEK LIGNITE CROPLINE
GLACIAL OUTWASH CHANNELS
CERTIFIED WELL
CERTIFIED SPRING
EXISTING GROUNDWATER MONITORING WELL
DESTROYED GROUNDWATER MONITORING WELL
G.N.
0
2000'
4000'
6000'
8000'
Scale 1" = 2000'

NO.	BY	APP'D	DATE
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8			
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1			
0			

DRAWING UPDATES

COYOTE CREEK MINING COMPANY, L.L.C.
COYOTE CREEK MINE
6502 17th Street SW
Zap, ND 58580
(701) 873-7800 - Fax (701) 873-7810

FIGURE 7.2

GROUND WATER MAP

SCALE: 1"=2000'
PROJECT: SEC SK1300 REVISION:

Figure 7.2 Ground Water Map

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
Single well recovery tests have been performed in the permit and adjacent areas of the Coyote Creek Mine. Hydraulic conductivity (K) is derived when field measurements of aquifer responses to hydrostatic pressure changes in a well bore are evaluated with established analytical solutions. All tests on single wells (commonly termed slug tests) used either one or two gallons of potable tap water to produce an initial displacement of hydraulic head above a measured static water level in the well. The recovering water levels are measured at known times by a Solinst Levelogger pressure transducer suspended several feet below static water level. Use of a solid rod introduced into a well to produce displacement and a recovery response is an alternative to using fluid. It has the added advantage of producing a second test run when the rod, or slug, is removed. The generally low water levels in the Coyote Creek Mine monitoring wells made use of a rod and a suspended pressure transducer impossible in many wells. Additionally, introduction of water and the resulting initial raised water levels allowed for a better intuitive assessment of unsaturated gravel pack in wells where the lignite was just at full saturation. This sensitivity was important in many wells that were partially saturated and the depth relationships of well screen, unit top and static water level were uncertain. Some of the wells at Coyote Creek Mine have static water levels below the well screen, and these wells cannot be meaningfully slug tested.
In general, hydraulic conductivity is quite variable in North Dakota lignites. Values for K often vary as much between wells within a unit as between different units. Certain patterns are evident in the Coyote Creek Mine data. As anticipated, the alluvial silty sands and gravels have high hydraulic conductivities due to their coarse textures, moderate sorting and greater saturated thicknesses. They tend to vary far less than hydraulic conductivities in lignite. Alluvium at three sites in Coyote Creek had hydraulic conductivity (K) values that ranged from 0.47 to 1.17 ft/day. Knife River alluvium at one site had K of 0.45 ft/day.
Measuring well responses with digitally recorded, highly sensitive pressure transducers allows accurate measurement of very rapid and very slow well recoveries that often-escaped capture with manual techniques, thus increasing the range of values.
The hydraulic conductivity of the lignites ranged from 0.001 to 11.93 ft/day.
The wide range of hydraulic conductivity values is indicative of the very nature of the lignite beds in the Sentinel Butte Formation. Sedimentary processes formed the lignite beds. Over time, minor fractures developed along the plane of deposition. The extent and degree of these planar, or bedding, fractures are variable and the nature of this fracturing in the strata affects the hydraulic conductivity.
The dominant cation in all the lignite units is sodium and the dominant anions are bicarbonate and sulfate. Total dissolved solids in all the ground waters of the area range from about 701 mg/l to 3210 mg/l with median values showing a slight increase in the deeper lignites.
CCMC’s Sampling Analysis Plan (SAP) thoroughly outlines the QA/QC protocols and procedures for field collection of groundwater and surface water samples in addition to the QA/QC methods implemented by the analytical laboratory. These QA/QC policies and procedures monitor the validity of the test results. Selected independent laboratories for water quality analyses follow the processes and meet the specifications published by national and international standard organizations including The NELAC Institute (TNI-NELAC) which administers the National Environmental Laboratory Accreditation Program (NELAP).
Procedures for collection of water samples for quality analysis include field measurements for pH and temperature using properly washed and calibrated meters/probes. The independent laboratory provides sterile sampling containers and coolers to ship samples. If metals analysis is required, sterile sampling containers with nitric acid are supplied. Sample preservation is dependent upon the matrix and analytical parameter. Once collected, water samples are immediately placed on ice then shipped or delivered to the independent laboratory under chain of custody in sealed coolers to indicate potential tampering during shipment. Storage temperature is maintained at ≤6°C until the analyses are completed by the lab. Samples are typically shipped same day delivery or overnight the day of collection to ensure samples arrive at the laboratory within required parameter holding times.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
7.4    GEOTECHNICAL STUDIES
Geotechnical soil drilling was carried out prior to opening the mine. This baseline study was completed by Barr Engineering Co. in 2015.
The 2015 study included field investigation activities, laboratory testing and slope stability modeling. Three borings were performed in August 2014. Data was also incorporated from drilling and laboratory testing that was performed in 2013 by Coyote.
Locations of the three geotechnical borings are shown on Figure 7.3.
The typical geotechnical borehole log includes the following geotechnical descriptions and records of the sample collected during investigation:
–Lithology: Descriptions of the lithology (typically glacial till, sands, clays, silts, sandy silts, sandy clays, clayey silts, and clayey sands) are recorded for each stratigraphic interval in conjunction with a soil type in accordance with the Unified Soil Classification System (USCS). The soil types encountered at the boring locations include clayey sands (SC), silty sands (SM), silty and sandy clays (CL), glacial till, and lignite.

–Sample Type and Laboratory Data: The soil boring includes the various samples collected during the geotechnical investigation. Sample collection was done by continuous coring and split-barrel sampling. A geophysical electric log (ELOG) was also conducted on the three boreholes. This collected density, electrical resistivity, borehole diameter (caliper), and natural gamma radiation being emitted from material in the borehole wall. Laboratory testing included moisture content, Atterberg Limits, grain-size distribution with hydrometer, and dry density. Consolidated-undrained triaxial compression tests were performed to estimate shear strength characteristics for spoils, overburden, and lower clay. Unconfined compressive strength tests were also carried out to provide comparison for strength parameters for spoil, overburden, and lower clay.
The typical laboratory tests performed in the investigations described above were carried out in accordance with the relevant American Society for Testing and Materials (ASTM) standards at independent certified laboratories. The laboratory testing methods completed to determine the geotechnical soil parameters are appropriate for the purpose of detailed geotechnical design.
These studies have been used to incorporate best practices and supporting data for the Coyote Creek Ground Control Plan that is submitted to the Mine Safety and Health Administration (MSHA). Guidance for such things as our digging method, depth of prebench highwalls, thickness of and angle of dragline highwalls, spoil height and even the best road building materials have all been gleaned from the information provided in the aforementioned geotechnical studies.
Further detail concerning pit design and ground control parameters related to geotechnical studies are discussed in Section 13.0 Mining Methods.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

CC14003C
CC14001C
CC14002C

Image Source: USDA-FSA Aerial Photography Field Office, ND GIS Hub (2014)

Boring Locations

Streets

Mine Features

Feet

2,000 0 2,000

Figure 2

Boring Locations
Coyote Creek Stability Analysis
Coyote Creek Mining Company, LLC

Figure 7.3. Location of Geotechnical Borings (Barr Engineering, 2015).

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
8.0     SAMPLE PREPARATION, ANALYSES, AND SECURITY
8.1    SAMPLE COLLECTION AND SHIPMENT
The Coyote Creek Mine lignite deposit is evaluated on a seam by seam basis. As a standard in the coal industry, individual sections of lignite are bagged and sent to the third-party coal testing laboratory. The procedures at the Coyote Creek Mine for current and historical sample collection are summarized below.
Core runs are specified by the senior and/or field geologist by referencing the geophysical log of the pilot hole. Once a specified core run is brought to the surface, the field geologist observes the drillers extract the lignite sample from the split tube core barrel to ensure the integrity of the sample is maintained, and to verify the top and the bottom of the core run. The core sample is transferred from the core barrel to a core trough (i.e. aluminum core trough with a built-in measuring scale). The field geologist verifies the roof and floor of the lignite core is present and checks the expected coal seam thickness referenced from the pilot hole’s geophysical log to determine coal core recovery. If 90-percent recovery cannot be verified, the driller may attempt to retrieve the remainder of the lignite core run from the current hole. If no successful attempt is made to recover the remaining lignite, the driller must recore the core run in a new adjacent core hole.
Upon verifying full recovery of the core run, the field geologist succinctly, but thoroughly logs the lignite run. A typical log describes:
–“to” and “from” depths of burdens and lignite;
–joints and fractures at specified depths;
–characteristics of burden above and below the lignite core;
–roof and floor of lignite seam (i.e. sharp or gradational);
–presence of pyrite or petrified wood;
–observations of clay or sands imbedded in the lignite core;
–and any other prominent characteristics.

After the field geologist describes the core run, the entire lignite section is double bagged and tagged (on the inside bag). Tags include the date, mine identifier, hole ID, seam ID, and “to” and “from” intervals. Double bagging preserves the moisture of the sample, and tagging on the inside bag safeguards the identification of the sample from the field through transportation to the third-party laboratory. Also, the same information on the tag is also written on the outside of the plastic sample bag. Historically, the Coyote Creek Mine has not photographed coal cores prior to bagging samples.
Lignite cores may be split into multiple samples for the following reasons:
–Prominent roof, floors, or partings within a continuous seam;
–Identification of composition concentrations (i.e. to determine if sulfur trends toward top, middle or bottom of seam).
Total core runs are shipped for analysis, thus split samples in the context of a retained sample are not stored at the Coyote Creek Mine. Lignite tends to be a high moisture coal which oxidizes rapidly and does not have a long shelf life once removed from the ground. If core splits were retained, they would not be representative of in-situ coal properties over time.
After samples are bagged, they are stored in a dry, shaded area, typically the field geologist’s truck, until the geologist returns to the mine office. Core samples are then securely stored at the mine warehouse to be shipped to the third-party laboratory. The Coyote Creek Mine office and warehouse is secured with user specified fob access and camera surveillance.
Prior to shipping the samples, the senior geologist reviews each sample against the field records and the chain-of-custody (COC). The date, mine identifier, hole ID, seam ID, and “to” and “from” intervals are verified. A copy of the COC is emailed to the laboratory manager. Copies of the COC forms for coal cores shipped from 2012 through

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
2021 were available for the QP to review. Coal core samples are shipped to the third-party laboratory via insured freight with tracking information.
8.2    SAMPLE PREPARATION AND ANALYSIS
Minimum analyses of coal cores include short proximate (moisture, ash, BTU/lb, sulfur, sodium, calcium), and forms of sulfur. These parameters are the primary quality inputs used to model the Coyote Creek Mine lignite deposit. Additional analyses of coal cores may include full proximate, ultimate, mineral analysis of ash, trace elements, and ash fusion, however, these parameters are not modeled or currently relevant for consideration of Mineral Resource estimations.
Minnesota Valley Testing Laboratories, Inc. (MVTL) in Bismarck, North Dakota is the third-party laboratory the Coyote Creek Mine uses for coal core analyses. MVTL has provided coal quality analysis in accordance with ASTM standards for over 40 years. The ASTM standards that MVTL follows for coal analysis are listed below in Table 8.1.

Specific Tests and/or Properties Measured	Specification, Standard, Method, or Test Technique	Items, Materials or Product Tested	Key Equipment or Technology
Ash in the Analysis Sample	ASTM D7582	Coal	TGA
Calorific Value	ASTM D5865	Coal	Calorimeter
Carbon, Hydrogen, and Nitrogen	ASTM D5373	Coal	Elemental Analyzer
Chlorine	ASTM D6721	Coal	Micro-coulometric Analyzer
Fusibility of Ash	ASTM D1857	Coal	Furnace
Mercury	ASTM D6722	Coal	Direct Combustion Analysis
Mineral Analysis of Ash	ASTM D3682/D5016	Coal	ICP-OES, FIA, Furnace
Oven Dry Moisture	ASTM D7582	Coal	TGA
Air Dry Moisture	ASTM D3302	Coal	Air Dry Ovens
Preparing Samples for Analysis	ASTM D2013	Coal	Crusher / Pulverizer
Sulfur (Total)	ASTM D4239	Coal	Furnace
Sulfur Forms	ASTM D2492	Coal	Gravimetric, AA
Trace Metals	ASTM D6357 Modified	Coal	Microwave Digestion, ICP-MS & ICP-OES
Volatile Matter	ASTM D7582	Coal	TGA

Table 8.1. List of ASTM standards for MVTL.

Sample Receiving and Sample Storage Room
The sample receiving and storage room is climate controlled (ventilated, AC, and heat). Samples are received through various couriers, directly from clients, or from the MVTL Field Service division. The samples are cross referenced with a chain of custody form or other client paperwork and then are logged into the Laboratory Information Management System (LIMS). Each sample is given a unique lab number used for tracking during analysis and throughout the reporting process.
Samples are stored until they are ready to be crushed in the prep room. There is a slight potential for moisture loss during this storage period. Coyote acknowledges this potential and, as such, double bags samples in the field to preserve as much in-situ moisture as possible.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
Retained pulverized and air-dried 60-mesh samples are also stored in this room. These samples can be reanalyzed within 6 months for selective parameters. MVTL contacts and verifies with the client prior to disposal of retains.
Prep Room
The prep room is a temperature-controlled room (AC and Heat) accessible from the sample receiving and storage room. Within the prep room, samples are crushed to 8-mesh using a crusher and are reduced in volume using a riffler. Two different sized crushers and rifflers are available depending on sample size. Compressed air is used to clean the crusher and riffler after each sample to mitigate contamination.
A riffled split of 8-mesh coal is placed on a sample tray and weighed. The weights are sent electronically to LIMS for use in the moisture calculation. The tray is placed in an air dry oven and dried overnight. The temperature of the air dry ovens is monitored and recorded daily. The temperature monitoring devices are verified annually. Another riffled split is sealed in a Ziploc bag and retained. The client is notified prior to disposal of the coal core splits.
Once air-drying is complete, the samples are weighed and again the weights are sent electronically to LIMS. The samples are pulverized to 60-mesh and split using a riffler. Compressed air is used to clean the pulverizer and riffler after each sample. Samples are stored in glass jars for analysis and the splits are retained in whirl-pak bags.
Laboratory Testing
All of the analyses in the laboratory are performed on the 60-mesh sample or ash prepared from it. The samples are mixed by tumbling prior to each analysis. The lab is climate controlled (AC and heat). Coal analysis results are reviewed prior to reporting. The review includes identification of outliers and comparison of results with historical information by site, if available. The analyses are re-analyzed as needed.

8.3    QUALITY CONTROL PROCEDURES
MVTL participates in round-robin testing programs specific to lignite with other laboratories to ensure result accuracy. MVTL participates in an Interlab Coal Round Robin Program monthly. In 2020, MVTL also participated in a lignite (coal) specific round robin program with NACoal including 8 commercial laboratories, one of which was MVTL, that were used by various NACoal mine locations. The round robin consisted of four samples labeled 2001, 2002, 2003, and 2004. The four samples were sourced from two NACoal mines. The two locations provided a range of samples with variability in moisture, ash, sulfur and sodium. The labs participating in the round robin were provided 8-mesh splits and dried, 60-mesh splits of all 4 samples. The general results are summarized in Figure 8.1. MVTL is labeled “Laboratory #5”.

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Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

Lignite Coal Quality Round Robin
September 2020
Summary of Results

AR Basis
Dry Basis
In Ash Basis
Moisture
Ash
BTU
Sulfur
Sodium
2001
2002
2003
2004
Laboratory #1
Laboratory #2
Laboratory #3
Laboratory #4
Laboratory #5
Laboratory #6
Laboratory #7
Laboratory #8
Not Analyzed
Result above ASTM Range
Result within ASTM Range
Result below ASTM Range

Figure 8.1. NACoal 2020 Round Robin Program Summary. (NACoal, 2020)
The QP feels the methodologies used at MVTL are within industry standards for sample preparation, process of sample splitting and reduction, general quality control, and security of samples to ensure that validity and integrity of samples is upheld.
8.4    QUALIFIED PERSON’S STATEMENT ON THE ADEQUACY OF SAMPLE PREPARATION, SECURITY AND ANALYTICAL PROCEEDURES
The consistency in core collection from one drilling program to the next at the Coyote Creek Mine has been thoroughly documented. Through records review and personal observation of numerous drilling campaigns, it is the QP’s opinion that coal core collection at the Coyote Creek Mine has remained consistent. The process of double bagging and tagging the cores in addition to multiple checkpoints to log samples from field to shipment to the lab further ensures the integrity and security of each sample is maintained.
Additionally, in the QP’s opinion, the methodologies used by MVTL are within ASTM standards for sample preparation, process of sample splitting and reduction, general quality control, and security of samples to ensure that validity and integrity of samples is upheld.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
9.0     DATA VERIFICATION
9.1    DATA VERIFICATION OF DRILL HOLE DATA AND GEOLOGIC (MINERAL RESOURCE) MODEL AND MINERAL RESERVES

The drilling database for the Coyote Creek Mine was organized into three Excel files related to lithology intervals, collar survey, and quality. The files encompass the geologic modeling inputs including lithology intervals, collar survey, total depth of hole, coordinates, and coal core quality data.
The drilling files were saved on the Coyote network drive which contains the geologic model and has limited access.
Once the drilling database was compiled, a series of routine data integrity checks were performed by the QP on the database to check for common errors and omissions. The QP visually inspected the database after updates were made, then conducted a second data validation check using Carlson Software. The validation checks included, but were not limited to, the following:
-    Verified each hole has a unique collar location.
-    Verified the total hole depth on the collar table matches the total depth on the lithology table.
-    Verified the from and to depths on the lithology table and quality table increase down hole.
-    Verified for overlapping intervals in the lithology table based on from and to depths.
-    Verified the from and to depths on the quality table match the associated seam depths on the lithology table.

For any errors or omissions reported, the QP reviewed the geophysical logs, field logs, and quality reports related to the specified holes to reconcile the differences.
After the initial checks and reconciliations were completed, the QP completed the modeling process which is detailed in Section 11.0. Drill hole locations were randomly selected to verify modeled values of each horizon were representative of the imported drill hole data. Additional visual inspection of the model included review of various consecutive cross sections as well as isopach maps of the modeled structure (roofs, floors, and seam thickness) and quality. Newly modeled grids were also compared to previous models. Changes in modeled values were minor and isolated to areas where new drilling data had been included from recent exploration programs. Anomalies, such as spikes in the data were reviewed against the original drill hole data, any errors in the drilling database were reconciled and the model was reconstructed.
It is the QP’s opinion that the analytical results from the coal cores collected during Coyote’s exploration programs are consistent with actual as-delivered quality from the active mining operations at the Coyote Creek Mine. This opinion was based on comparison of historical quality projected from the Carlson model for the annual operating plans to actual as-delivered quality indicated by the customer’s samples with analysis computed at MVTL. It is also the QP’s opinion that the modeled structure of the lignite seams is consistent with active mining operations based on comparisons of modeled seam thickness and trends against actual surveyed seam thicknesses and trends.
The QP found the geologic model was a reasonable and reliable representation of the geologic structure and quality of the lignite seams (horizons) at the Coyote Creek Mine.
The QP compared the Mineral Resource model supporting the Mineral Reserve for projected quality, volumes and lignite tons, and evaluated monthly and annual reconciliations and found the Mineral Resource model to be an accurate representation of the findings during mining operations.
Past and ongoing environmental studies, including ground water and surface water studies, discussed in Sections 7.0 and 17.0 have been reviewed and it is the QP’s opinion they are thorough, complete, and provide the necessary information for the start-up and ongoing operation of the Coyote Creek Mine. The geotechnical studies discussed in Sections 7.0 and 13.0 have been reviewed and it is the opinion of the QP that the geotechnical data is adequate to support the pit angles used by the Coyote Creek Mine. Proper monitoring programs to meet mine permit requirements are in place.

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Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
The QP reviewed the cut-off grade and dilution assumptions and found them to be reasonable and consistent with realized results from the active mining operation. Ash and calorific value (BTU/lb) reject specifications from the LSA are the basis for development of the cut-off grades and it is the QP’s opinion the cut-off grades have been properly established. Recovery rates are constantly being compared to actual recoveries for verification.
The QP has reviewed annual historical values for all costs to be reasonable for future projections, which are refined and updated using the historical values, to continuously improve accuracy of the projections. These have been used to support parameters used during mine planning. The QP considers that reconciliations of staffing and workforce requirements, actual equipment capacities and productivities have been appropriately considered while establishing reliable projections of executing the mine plan.
The Mineral Resource model and other data provided as modifying factors, including those of 3rd party firms, were confirmed as adequate for use in Mineral Reserve Estimation for this TRS.

9.2    LIMITATIONS ON DATA VERIFICATION

The QP does not recognize any uncertainty in the data or any limitations in data verification. The QP has served as the senior geologist and has overseen all drilling programs related to the Coyote Creek Mine, which began in 2012 and continue through present, and has verified all data collected for Coyote.
It is the opinion of the QP that there are no limitations to data verification for Mineral Reserves.

9.3    QUALIFIED PERSON’S STATEMENT OF ADEQUACY OF DATA

Data disclosed in this TRS used for the preparation of geologic models for the purpose of Mineral Resource estimations at the Coyote Creek Mine have been verified by the QP. The QP has served as the senior geologist and has overseen the collection of these data during all drilling exploration programs related to the Coyote Creek Mine, which began in 2012 and continue through present. These data include drill hole surveys, geophysical logs, coal core quality, and other relevant test data.
The QP has verified the data disclosed, including prior technical studies used in the development of the modifying factors, cut-off grade, geotechnical studies, ultimate pit configuration, mine design, schedule, workforce and staff requirements, equipment needs, environmental factors including ground water and surface water studies, and cost assumptions is sufficient for the determination of Mineral Reserves at the Coyote Creek Mine.
It is the QP’s opinion that the data provided for this TRS is more than sufficient for the determination of Mineral Resources and Reserves at the Coyote Creek Mine.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
10.0    MINERAL PROCESSING
Mineral processing does not occur at the Coyote Creek Mine.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
11.0    MINERAL RESOURCE ESTIMATES
11.1    KEY ASSUMPTIONS, PARAMETERS, AND METHODS
The QP developed the stratigraphic geologic model for Mineral Resource estimation using Carlson Mining software. All verified drilling data through 2020 was included in the model. The Coyote Creek Mine lignite deposit was modeled using U.S. customary units projected to NAD 1983 North Dakota State Plane, South Zone coordinate system. Key assumptions, parameters and methods to estimate Mineral Resources are discussed herein.
HORIZONS
The structure of the Coyote Creek Mine deposit is determined by “to” and “from” depth intervals from geophysical logs and geologist’s field logs correlated the drill hole collar survey. Depth picks represent the roof or floor of a lignite seam which define a horizon or domain.
Laboratory results for split cores are reviewed by the senior geologist prior to inclusion in the geologic database for modeling. Quality results for all split samples to identify composition concentrations are identified as a continuous seam in the geologic database. The weighted average is computed in the modeling process which allows for a single composite value for each lignite seam per drill hole.
Roofs, floors and partings that meet a minable quality are identified as part of the associated seam, and are modeled in the same manner as the split samples described previously. Roofs, floors and partings that do not meet a minable quality are included in the geologic database as a point of record, but are not modeled with a seam identifier, and thus the quality of those splits is not weighted with the associated seam.
Table 11.1 presents the Stratigraphic Horizons modeled for Mineral Resource estimation. Modeled horizons were required to have quality data in the drilling database to be considered.

HORIZON ID	SEAM NAME
UBEU	Upper Beulah
Table 11.1. Stratigraphic Horizons
QUALITY PARAMETERS AND DENSITY DETERMINATION
The quality parameters modeled for determination of Mineral Resources include calorific value (Btu/lb), moisture (wt%), ash (wt%), sulfur (wt%), and sodium in ash (wt%); typical Short Proximate analysis reported on an as-received (AR) basis. Five quality grids of the above parameters are modeled for each horizon. Generally, the only quality constraint on the mineability of the lignite at the Coyote Creek Mine is weathering/oxidation, which causes a substantial decrease in the heat content of the coal. The lignite existence lines consider the weathering limits of the coal. The low BTU coal is removed from the mineable limits and is not considered as a mineral resource or reserve, therefore there are no quality constraints within the mineable limits of the coal field that can’t be mitigated by blending during mining to meet the customer needs. The minimum and maximum as delivered quality constraints defined in the LSA and are listed under Limits and Constraints below.
NACoal was actively exploring and developing various coal fields in North Dakota, beginning in the early 1970s. The United States Geological Survey and the United States Bureau of Mines had established the average specific gravity (density) of lignite to be 1,750 tons per acre-foot. This density was applied to all the reserve calculations being made by NACoal.

In 1957, NACoal purchased the Indian Head Mine in North Dakota. Annual comparisons of actual mined tons versus calculated tons showed that 1,750 tons per acre-foot produced good results, year after year.

During the late 1970s and early 1980s, coal production started at the Falkirk Mine and the Freedom Mine, which are both mines operated under subsidiaries of NACoal, located in North Dakota. A number of density studies were undertaken at the mines to confirm the validity of the density value being used. It was found that the ASTM specific

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
gravity tests on coal cores and other coal samples produced results that were highly variable and difficult to composite into a single seam value. Variations in the organic composition and ash content were believed to be a major cause for the density variations. However, it was also found that when lignite dries, the coal’s structure collapses resulting in a higher density. This density increase from moisture loss is variable and cannot be prevented. For this reason, laboratory measured specific gravities on lignite were not used to calculated resources or reserves.

On several occasions at both the Freedom and Falkirk Mines, density confirmation tests were conducted. For these tests, a relatively small area of a pit was defined and the coal was carefully loaded into trucks for weighing. Then detailed surveys determined the volume of coal removed. These volume and weight tests typically involved over 100 tons of coal and confirmed the 1,750 value; with some expected variability.

In addition, the mines were producing and delivering millions of tons of coal per year. Again, comparison of actual delivered tons versus predicted tons showed very good comparison.

The coal seams mined at the Falkirk Mine, Freedom Mine, and Coyote Creek Mine are all Fort Union lignites. Coyote is mining the same lignite seam as the Freedom Mine. Therefore, Coyote has utilized the same density determined by the previous studies and it has proven to be accurate and comparable to actual delivered tons versus predicted tons.

During the mid-1980s, NACoal moved from manually drawn and measured maps of coal reserves to geologic computer models; with several different systems being used over the years. Each software package has its own requirements for entering density; some use grams per cubic centimeter while others use pounds per cubic foot and others tons per acre foot. The current geologic software being used by NACoal in North Dakota uses 80.0 pounds per cubic foot as the coal density. This value is slightly conservative (by less than 0.5%).

MODELING PROCESS
After the QP verified the drilling data in accordance with procedures outlined in Section 9.1, the stored drill hole data encompassing geologic lithology intervals, quality data, and collar surveys was imported into the modeling software.
The Coyote model consists of all of the drilling data over the whole Coyote Creek Mine permit area. This model is built with 100-foot grid cells.
A surface topography grid is created from a compilation of pre-mining topography contours. The surface grid is created by triangulation at a 100-foot grid cell size for the model.
The lithology and location tables were then referenced by the modeling program and the structural model was developed. The lignite horizons were correlated and modeled using 100-foot grid cells. The thickness structure grids are limited by lignite existence lines, which are the coal croplines that are tagged for the cutoff boundary for each seam. A combination of drill hole data and grid interpolations are used to draw croplines that define the lignite existence and weathering limits. During the modelling process, lithologic data were extrapolated from a maximum of 20 surrounding drill holes using an inverse distance squared calculation to infill the grids where appropriate. The structural model was validated based on geological cross sections and isopach maps of the seam roofs and floors that were created and checked by the QP. Any errors identified in the lithologic descriptions were reconciled.
Lignite quality was then modeled for the entire deposit. As described above, quality data was first composited for each lignite seam by drill hole. As with the structural model, the quality model uses 100-foot grid cells to model quality of the deposit. Drill holes missing quality data employed an inverse distance squared calculation to assign averaged values from a maximum of 20 surrounding drill holes.
Generally, the only quality constraint on the mineability of the lignite at the Coyote Creek Mine is weathering/oxidation, which causes a substantial decrease in the heat content of the coal. The lignite existence lines consider the weathering limits of the coal.
In-situ tonnages for the lignite seams were calculated within Carlson by applying a formula to each horizon by the area, thickness, density, and real/extrapolated quality values (i.e. modeled parameters).

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Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
JUSTIFICATION OF MODELING METHODS
The geologic model at the Coyote Creek Mine is generated using inverse distance methods. This model was established and used in the development of detailed mine plans, financial projections, landowner tonnage estimates, and daily operation plans. The model has proven to be consistent with field conditions (structure and quality), which is likely attributed to the simplistic geology of the region as described in Section 6.0. Geologic units are laterally continuous with generally graded quality. Use of inverse distance methods has proven to be robust in continuous stratigraphic deposits.
The QP did not see a need for Coyote to alter geologic modeling methods.
LIMITS AND CONSTRAINTS ON THE MINERAL RESOURCE ESTIMATES
The Mineral Resources presented in Table 11.4 were estimated by applying a series of geologic and physical limits in addition mining and economic constraints which meet the level of detail required for an initial assessment (IA). Key constraints used by the QP to determine Mineral Resource estimates are summarized below. Details pertaining to physical constraints are discussed further within sections 3.0 and 17.0 of this TRS. Mining and economic constraints specific to Mineral Resource estimates are discussed herein.
Geologic Constraints:
–Modeled roof and floors of each lignite seam (horizon).
–Lignite Existence Lines-Croplines
Physical Constraints:
–Surface topography.
–Lease and fee coal boundaries.
–Surveys of mined out areas
–Offsets from unleased land tracts and occupied dwellings.
–Existing roads and highways, major utilities, and major surface infrastructure without prior agreements for relocation or temporary closure.
Mining and Economic Constraints:
–Resource categorization parameters based on distance from point of observation and drill hole sample count criteria.
–Resource pit shells developed from general mine design parameters and reasonable unit costs used to determine the max cumulative strip ratio for the tonnage to be economical.
–Limits on quality parameters presented in Table 11.2. Quality limits are specified by the LSA.

Parameter	Minimum	Maximum
Calorific Value, Btu/lb	6,500	N/A
Moisture, %wt	N/A	40
Ash, %wt	4	13
Sulfur, %wt	N/A	1.3
Sodium (in ash), %wt	N/A	8
Table 11.2. Quality Limits (as-received basis).

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
GENERATION OF PIT SHELLS FOR MINERAL RESOURCE ESTIMATES
Resource pit shells were projected to meet the requirements of the existing LSA to provide lignite fuel to the Coyote Station Power Plant through 2040.
Basic unit costs presented in Table 11.3 were used to determine the maximum reasonable effective stripping ratio of 11:1 for the Coyote Creek Mine deposit assuming an average lignite sales price of $2.27 per mmBTU. The sales price has historically remained fairly steady due to the stripping ratio being fairly consistent. Unit costs were derived from general historic unit costs at the Coyote Creek Mine.

Parameter	Unit	Cost
Burden Removal *	$/BCY	1.00
Royalty	$/ton	0.20

*Burden Removal unit cost was determined assuming the truck-shovel fleet, dozer fleet, and dragline each move 1/3 of the cumulative burden. Fleet unit costs are respectively assumed to be $1.50, $0.75, $0.75 per ton.
Table 11.3. Unit Costs – Mineral Resource estimation parameters.
The geologic model was used to create a strip ratio map of the deposit. Recovery of in-situ tonnage was assumed to be 90-percent. No dilution factors were applied. Preliminary pit shells were determined by the QP based on the strip ratios, then modified for any physical constraints. General tonnage for areas were calculated in Carlson mining software with a simple closed polyline assuming vertical walls. Lignite quality grids were then individually loaded into Carlson mining software for the QP’s consideration with tonnage estimates to determine a general mine sequence and direction.
The QP projected 140-foot pits for each preliminary pit shell in the Carlson mining software. Lignite tonnages and burden volumes for each block were calculated in Carlson mining software then exported to Excel to generate volume and tonnage reports. To optimize the pit shell extents, cumulative strip ratios and cumulative mining costs for each exported block was calculated in MS Excel then visually modeled in a conditionally formatted table. Boundary adjustments were made to the preliminary pit shells accordingly and re-projected. Several mine plan iterations may be performed to optimize mining in the most cost-effective way.
MINERAL RESOURCE CLASSIFICATIONAND UNCERTAINTY
The Mineral Resource categorization applied by the QP includes the consideration of the abundance of data per drill hole and the spatial distribution of drill holes. Mineral Resources presented in this TRS were estimated and categorized as Measured, Indicated, or Inferred.

Table 11.1 identified the lignite seams for initial consideration of a Mineral Resource by the QP. The listed seams had a minimum of ten coal core samples for quality estimation, and an average coal core sample quality which fell within the limits provided in Table 11.2. Mineral Resources were then further defined by the identified resource pit shells.

As discussed in Section 7.2 all drill holes within the Coyote Creek Mine deposit obtained structural data related to the lignite seams, where a portion of these drill holes also included quality data from the collection of coal core samples. As such, the QP determined it appropriate that limits for spatial distribution between Mineral Resource categories were based on the average cartesian distances between drill holes that contained quality data. Defining the drill hole distances by the drill holes containing quality data ensured an appropriate density of the quality data was included in each Mineral Resource category. Additionally, due to the methodology of the fill-in drilling at the Coyote Creek Mine, a greater density of quality data would naturally encompass a greater density of structural data.

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Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
Due to the uniformity of the structure and quality of the Coyote Creek coal field, drill hole distances that will define the spatial distribution between Mineral Resource Categories are based on the drill hole distances currently utilized by Coyote As stated in Section 7.2, the minimum drill hole spacing within the controlled tracts within the permit boundary area at the Coyote Creek Mine is 1,320 feet, and fill in drilling tightens the spacing to 660 feet. This drilling density has reliably predicted coal tonnage and quality for over 5 years.
The defined distance limits of the Mineral Resource categories are presented in Table 11.4.

Mineral Resource Category	Lower Distance (Ft)	Upper Distance (Ft)
Measured	0	660
Indicated	660	1,320
Inferred	1,320	5,280

Table 11.4. Mineral Resource category distances.

Measured Mineral Resources are defined as tonnages which meet the general resource requirements and fall within an area where the average distance between quality drill holes is less than or equal to 660 feet.  Much of the structural data has been tightened to a density of 660-feet. All of this drilling data was collected by Coyote using known sampling methods and surveying methods. Due to the level of control and oversight during collection of this drilling data, the resulting resource estimates have a high level of confidence by the QP and a low level of uncertainty.

Indicated Mineral Resources are defined as tonnages which meet the general resource requirements and fall within an area where the average distance between quality drill holes is greater than 660 feet and less than or equal to 1,320 feet. Due to the level of control and oversight during collection of this drilling data, the resulting resource estimates have a high level of confidence by the QP and a low level of uncertainty.

Inferred Mineral Resources are defined as tonnages which meet the general resource requirements and fall within an area where the average distance between quality drill holes is greater the 1,320 feet. Modeled values at these distances require a large amount of interpolation between drill holes, however due to the level uniformity of the structure and quality data of the Coyote Creek coal field along with the high level of control and oversight during collection of nearby drilling data, the resulting resource estimates have a moderate to high level of confidence by the QP and a low level of uncertainty.

11.2    MINERAL RESOURCE ESTIMATES
BASIS FOR MINERAL RESOURCE ESTIMATE

The basis of the Mineral Resource estimates for the Coyote Creek Mine deposit and the methods in which they were prepared are summarized for this item. The S-K 1300 regulations (17 CFR 229.1300) define a Mineral Resource as:
“A concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, considering relevant factors, such as cut-off grade, likely mining dimensions, location, or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.”
Following definitions presented in 17 CFR 229.1300 and guidance from the Committee for Mineral Reserves International Reporting Standards (CRIRSCO), Mineral Resources are divided into three categories as listed below and are ranked by increasing level of confidence. Mineral Resources are reported as in-situ tons such that no adjustments have been made to account for mining recovery or losses.
Inferred Mineral Resources are defined as a Mineral Resource for which quantity and quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify

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geological and quality continuity. Inferred Mineral Resources have the lowest level of confidence determined by the QP.
Indicated Mineral Resources are defined as a Mineral Resource for which quantity and quality are estimated on the basis of adequate geological evidence and sampling such that the QP can apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. These Mineral Resources may be converted to a Probable Mineral Reserve. Indicated Mineral Resources have a moderate level of confidence determined by the QP, and could be upgraded to a Measure Mineral Resource with further exploration.
Measured Mineral Resources are defined as a Mineral Resource for which quantity and quality are estimated on the basis of conclusive geological evidence and sampling such that the geologic certainty of the Mineral Resource is sufficient to allow the QP to apply modifying factors in detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Measured Mineral Reserves have the greatest confidence defined by the QP, and may be converted to a Proven Mineral Reserve.
The QP based the Mineral Resource estimates presented in Table 11.5 for the Coyote Creek Mine on a stratigraphic geologic model generated from the verified drilling exploration data presented in Section 7.0 of this TRS. The choice of stratigraphic modeling is due to the continuous spatial continuity of the lignite seams.
MINERAL RESOURCE STATEMENT
The categorized Mineral Resources are reported herein. The effective date of Mineral Resource estimates is December, 31, 2021.

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine/Area	Resource Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Measured	31,202,000	6,943	36.63	7.25	0.94	7.78
Coyote Creek	Indicated	3,905,900	6,942	36.55	7.39	0.97	7.70
	Measured + Indicated	35,107,900	6,943	36.62	7.26	0.94	7.77
	Inferred	N/A	N/A	N/A	N/A	N/A	N/A
Table 11.5. Mineral Resource Estimates

11.3    CUT-OFF QUALITY, ASSUMED COST AND SALES PRICE

Quality limits for the Mineral Resource estimates were discussed under Section 11.1.
Assumed cost and sales price to determine Mineral Resources was previously defined by the stripping ratio and discussed in subsection Generation of Pit Shells for Mineral Resource Estimates of Section 11.1.
11.4    QUALIFIED PERSONS CLASSIFICATION OF MINERAL RESOURCES

The criteria used by the QP to classify Mineral Resources into measured, indicated, and inferred Mineral Resources was previously discussed in subsection Mineral Resource Classification and Uncertainty under Section 11.1.
11.5    UNCERTAINTY IN THE MINERAL RESOURCE ESTIMATES

Uncertainty in the Mineral Resource estimates was previously discussed in in subsection Mineral Resource Classification and Uncertainty under Section 11.1.

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11.6    QUALIFIED PERSONS POTENTIAL INFLUENCES AFFECTING MINERAL RESOURCE ESTIMATES

Due to the confines of the LSA, factors including contract term or likelihood of economic extraction, lignite sales price, and quality parameters/limits have far less risk of being affected than a mineral sold on the open market. Nonetheless some risks still need to be addressed. Additional exploration may positively or negatively affect Mineral Resource estimates. Furthermore, Mineral Resource estimates may be materially affected by a significant change in the assumptions including general mining costs and land control. New regulations may impose additional economic factors, delays to future permit renewals, or restrictions to physical estimation boundaries. Although Coyote has a long-term LSA, numerous regulatory authorities, along with well-funded political and environmental activist groups, are devoting substantial resources to anti-coal activities to minimize or eliminate the use of coal as a source of electricity generation. As a result of such activities, the Coyote Station owners could prematurely retire Coal Creek Station. Any premature facility closure could have a material adverse effect on the mineral resource estimates. The QP is not aware of any specific factors that would currently materially affect the prospect of economic extraction.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
12.0     MINERAL RESERVE ESTIMATES
12.1    KEY ASSUMPTIONS, PARAMETERS, AND METHODS

The following key assumptions, parameters, and methods describe how the QP converted the mineral resources to mineral reserves. All recoverable lignite required to fulfill the contractual obligations of the LSA are contained within the LOM Plan pit extents (Figure 12.1 Life-of-Mine Map). The criteria used to estimate the recoverable reserves contained within the LOM pits as estimated by Coyote include:
–Mining costs of $2.27/mmBTU;
–Minimum minable lignite thickness: 2.5 feet;
–Maximum burden depth: approximately 150 feet;
–Mining dilution parameters defined in Table 13.2
–Lignite density of 80 lb/ft3
–Recovery factor of 90%

The price and other economic assumptions used to estimate the recoverable reserves are supported by the existing all-requirements LSA and the life-of-mine plan associated with that contract. Compensation to Coyote under the LSA includes reimbursement of all mine operating costs plus a contractually-agreed fee based on the amount of coal delivered. Coyote Station is located directly next to the Coyote Creek Mine (i.e. a mine-mouth operation) and 100% of the required coal to operate the Coyote Station is sourced from the Coyote Creek Mine.
The LSA eliminates the Coyote Creek Mine’s exposure to spot coal market price fluctuations. As a result of the cost-plus nature of the all-requirements LSA and the mine-mouth location of Coyote Station, factors such transportation costs, location and quality of competing coal reserves, and the ability to compete in the market are not relevant considerations in determining the economic feasibility and viability of the coal reserves associated with the Coyote Creek Mine.
Criteria for determination of Mineral Reserve estimate are justified in further details in the discussion of run-of-mine tonnages under Section 13.0 of this TRS.
Methods to develop the LOM Plan are as follows:
A workplan forecast is developed to determine the schedule and estimated delivery requirements of Coyote Power Station by month for the first year of the LOM Plan and then by year until the end of the LOM Plan.
To determine initial tonnages for consideration of Mineral Reserves, factors including the maximum economical strip ratios are applied to the geologic model used to define Mineral Resources. Coyote engineers then project mining pits in Carlson mining software following pit design parameters discussed under Section 13.0 of this TRS. Projections are directed to the topography from the lowest mineable lignite seam. Highwalls are normally projected at 53-degrees and endwalls are projected at 45-degrees. Volumes of burden and lignite tonnages with associated quality parameters are exported to monthly and yearly averages. The exported data is then brought into Excel spreadsheets to summarize topsoil, subsoil, overburden, and coal tons.
The high-level summary then flows through a series of steps to distribute tonnages and volumes to individual equipment within each operational fleet in order to determine equipment hours (total hours). Consideration of allotted volumes include:
–Equipment mechanical and operational availabilities estimated based on historical production;
–Historic production rates of each piece of equipment;
–Fleet capacity including limiting production factors;
–New and/or retiring equipment and;
–Auxiliary equipment allotments.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
The total hours, allotted volumes, tonnages and quality by period are the primary inputs for the Coyote financial model.

Historical unit costs including actual machine operated costs and hours, materials and supplies, and fuel are the basis of the financial model. The historic unit costs are escalated using indices tables and forward-looking futures. The escalated units are then applied to the input hours, volumes, and tonnages previously sequenced to forecast operating costs. In addition to general operating costs, costs pertaining to stockpile inventory adjustments, reclamation, royalties, mine closure, and capital projects are projected and escalated accordingly.

The resulting lignite schedule from the financial model based on the specified delivery schedule determine the Mineral Resources that carry through to become Mineral Reserves.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
Figure 12.1. Life-of-Mine Map.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
12.2    MINERAL RESERVE ESTIMATES
BASIS FOR MINERAL RESERVE ESTIMATE

This Item discloses the Mineral Reserve estimates for the Coyote Creek Mine based on the QP’s detailed evaluation of the modifying factors as applied to indicated or measured mineral resources, which demonstrate economic viability of the Coyote Creek Mine property. The estimated Mineral Reserves are in accordance with the definitions of “Mineral Reserve” as describe by the S-K 1300 regulations (17 CRF 229.1300) as:
“A coal reserve is the economically mineable part of a Measured or Indicated coal resource demonstrated by at least a Preliminary Feasibility Study, which includes information on mining, processing, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.”
In accordance with definitions presented in 17 CFR 229.1300, and guidance from the Committee for Mineral Reserves International Reporting Standards (CRIRSCO), Mineral Reserves are divided into two categories as listed below and are ranked by increasing level of confidence.
Probable Mineral Reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve.
Proven Mineral Reserve is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource. A Proven Mineral Reserve implies a high degree of confidence in the Modifying Factors.
Modifying factors were applied to convert Mineral Resources into Mineral Reserves. These include, but are not restricted to, mining, processing, infrastructure, economic, marketing, legal, environmental, social and governmental factors.
The reference point at which Mineral Reserves are defined, is the point of sale to the Coyote Station Power Plant. This location is on the Coyote Station Power Plant belt 1 conveyor belt where the certified conveyor belt scale weighs the number of tons of lignite delivered over a 24-hour period. The belt 1 conveyor belt is immediately after the Coyote Creek Mine coal handling facility.
This disclosure of Mineral Reserves is based upon the QP's preliminary feasibility study (pre-feasibility or PFS), as defined in 17 CFR Part 229.1300, which includes and supports the QP's determination of Mineral Reserves.
The LOM plan included annual stripping and lignite production qualities and quantities. Annual production costs were estimated based on the mine plan quantities, surface mining methods, equipment fleets in use, and unit prices that have been proven by historical production at the Coyote Creek Mine. The current mining methods, used at the Coyote Creek Mine since inception, are planned to continue until enough lignite reserve is depleted to fulfill the contractual obligations of the LSA for fuel supply to the Coyote Station Power Plant.
12.3    CUT-OFF QUALITY AND SALES PRICE

Cut-off quality and price were previously discussed in Section 12.1.
12.4    MINERAL RESERVE STATEMENT
The effective date of Mineral Reserve estimates is December, 31, 2021.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine/Area	Reserve Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Proven	31,202,000	6,943	36.63	7.25	0.94	7.78
Coyote Creek	Probable	3,905,900	6,942	36.55	7.39	0.97	7.70
	Total	35,107,900	6,943	36.62	7.26	0.94	7.77
Table 12.1. Mineral Reserve Estimates.

12.5    MULTIPLE COMMODITY MINERAL RESERVE

Coyote Creek Mine is a single commodity Mineral Reserve.
12.6    QUALIFIED PERSON’S OPINION ON RISK FACTORS THAT
COULD MATERIALLY AFFECT MINERAL RESERVE ESTIMATES

The Coyote Creek Mine has been in operation for over 5 years. Since this is an established operation, the deposit, mining, and environmental aspects of the Project are very well understood. The knowledge for the Coyote Creek Mine is based on the collective experience of personnel from CCMC’s site operations and technical disciplines gained during years of lignite mining at this location and others. This knowledge is supported by production data and observations at the Coyote Creek Mine.

The LOM plan included annual stripping and lignite production qualities and quantities.  Annual production costs were estimated based on the mine plan quantities, surface mining methods, equipment fleets in use, and prices based on historical production at the Coyote Creek Mine. The current mining methods, used at the Coyote Creek Mine since inception, are planned to continue until enough lignite reserve is depleted to fulfill the contractual obligations of the LSA for fuel supply to the Coyote Station.

Risks include changes in customer demand for any reason, including, but not limited to, dispatch of power generated by other energy sources ahead of coal, fluctuations in demand due to unanticipated weather conditions, regulations or comparable policies which may promote planned and unplanned outages at the Coyote Station Power Plant, economic conditions, including an economic slowdown and a corresponding decline in the use of electricity, governmental regulations and/or inflationary adjustments which could have a material adverse effect on Coyote's mineral reserve estimates.

At the time of this TRS, the QP is not aware of any specific factors that would currently materially affect the prospect of economic extraction.
Uncertainty in the Mineral Resource estimates was previously discussed in in subsection Mineral Resource Classification and Uncertainty under Section 11.1.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
13.0    MINING METHODS
The Coyote Creek Mine has been in operation for over 5 years. Since this is an established operation, the deposit, mining, and environmental aspects of the Project are very well understood. The geological knowledge is based on the collective experience of personnel from Coyote Creek Mine operations geology, mining, and other technical disciplines gained during years of coal/lignite mining at Coyote Creek Mine and other operations in North Dakota.
The lignite at Coyote Creek Mine surface mining operation is recovered using dragline and conventional truck and shovel mining methods due to the proximity of the lignite to the surface and the physical characteristics of the deposit. Mining operations includes; suitable plant growth material (SPGM) removal, replacement and storage, overburden removal, lignite production, and spoil backfill and grading. In the development phase, drainage and water control were established (see Water Management under Section 17.0), and then the required infrastructure consisting of power, mine office and maintenance facilities, lignite stockpile facilities, and roadways were established.
13.1    ANNUAL AND TOTAL LIGNITE PRODUCTION
The Coyote Creek Mine is designed to supply a maximum of 2.5 million tons but generally supplies approximately 1.7 to 2.0 million tons of lignite per year to the adjacent Coyote Station Power Plant through 2040. Actual production is dictated by customer utilization. Approximately 36 Mt of lignite is expected to be mined and sold from 2022 through 2040 bringing the projected 25-year LOM tonnage to approximately 46 Mt since the mine’s inception. An outline of these tons are shown in Figure 12.1. Life-of-Mine Map.

13.2    TYPE AND GENERAL MINING METHOD
The Coyote Creek Mine is a single lignite seam surface mining operation, which currently encompasses approximately 8,444 acres within the permitted areas.
The primary overburden removal units for a typical mining sequence at the Coyote Creek Mine include:
–one 75-cubic yard, electric-powered walking dragline;
–two tractor scrapers;
–five 700-850-horsepower track-type dozers and;
–one 18-cubic yard, hydraulic excavator
–one 18-cubic yard, front-end loader
–a fleet of 100-ton, end-dump, haul trucks.
Typical digging methods are shown in Figure 13.1 and 13.2. Lignite is severed and loaded by a front-end loader.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
Figure 13.1. Range Diagram – Single-pass method with chopcut
Figure 13.2. Range Diagram – Excavator Prebench

Coyote use standard surface mining techniques to extract lignite. Suitable plant growth material (SPGM) will generally be removed by tractor-scrapers and/or a front end loader or excavator and truck fleet. The SPGM will either be stockpiled in areas designated for topsoil or subsoil stockpiles, or will be directly respread onto regraded areas.
Overburden removal includes the removal of any material between the SPGM and the mineable coal seam. Overburden removal is accomplished with the use of the front end loader or excavator and truck fleet, dragline, tractor-scrapers, track dozers or other auxiliary equipment. Overburden is spoiled by the dragline using several mining techniques. In most areas where the overburden material is stable and the overburden thickness is below 85 feet, a simple side casting method will be used in conjunction with a track dozer. As the overburden thickness increases or highwall stability requires additional support, front end loader or excavator and truck fleets will prebench ahead of the dragline operation.
Once all overburden has been removed, the coal surface is cleaned with a rubber-tired or track dozer. The coal seam is then ripped with a 10-foot shank mounted on a track dozer. The coal is ripped to a size that can be most

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
effectively loaded into the haul trucks. Coal will be loaded by a front-end loader and hauled by trucks. The coal is hauled from the pit to an unprocessed coal storage pile adjacent to the coal processing facility. A rubber-tire dozer feeds coal from the unprocessed coal storage pile to the apron feeder which feeds the primary crusher at the coal processing facility. The coal is then crushed to a prescribed size and transported on a conveyor to the Coyote Station Power Plant.
After the coal is removed, overburden from the next pit is spoiled into the empty pit, and the mining operation evolves into a reclamation operation. Regrading of spoils will occur so that no more than four spoil peaks are standing at any one time, except in isolated instances in which out of pit spoil must remain to complete reclamation. SPGM will be replaced, generally by tractor-scrapers and front-end loader or excavator and truck fleets after final grade approval has been acquired. Areas to be respread will be staked at 100 foot intervals to mark topsoil and subsoil thickness or respread without staking by using GPS equipment in bulldozers spreading soil. Farm-type equipment will be used to revegetate and maintain reclaimed areas.
13.3    RUN OF MINE TONNAGES
Recoverable Run of Mine (R-O-M) tonnages at the Coyote Creek Mine meet the following conditions:
–Minimum mining thickness: 4.0 ft;
–Maximum burden depth: approximately 150 feet;
–Average lignite density: approximately 80 lb/ft3
The average lignite quality on an As Received (AR) basis through the LOM is projected to be:

Calorific Value (Btu/lb)	6820
Moisture (wt%)	35.19
Ash (wt%)	9.35
Sulfur (wt%)	0.90
Sodium in ash (wt%)	6.14
Table 13.1. Projected LOM Quality.
Mining dilution is determined by an analysis of the geologic model, the coal core data, and the as-delivered coal analyses from the power plant. Roof and floor samples from the coal cores have been periodically collected and analyzed. Statistical analysis has shown that the quality parameters in the roof and floor samples are much more variable than those in the coal seams. Due to this variability, the roof and floor analyses have been used to develop average qualities, with typical distribution ranges.
The geologic model based on the coal core data are is evaluated to establish average yearly coal qualities, based on the actual historical yearly mining areas. These yearly coal qualities (from the model) are then compared to the yearly as-delivered analyses from the power plant.
It should be noted that this procedure of estimating mining dilution is also including the sampling bias in the power plant’s coal sampling systems and other plant specific variables. This means that the dilution estimates are designed to incorporate the biases and variables within the specific power plant.

Mining dilution was initially determined from like coal at a neighboring location. Later, the drilling data was compared to actual as-delivered quality data and confirmed that the original dilution parameters remained applicable with only slight adjustments. Dilution parameters are applied to all lignite seams and are outlined herein:

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

Structural (Roof and Floor)
Loss (ft)	0.30
Gain (ft)	0.41

Quality (Roof and Floor)
Density (lb/ft3)	150
Calorific Value (Btu/lb)(MAF)	10,000
Moisture (wt%)	20.00
Ash (wt%)(Dry)	85.00
Sulfur (wt%)(MAF)	1.00
Table 13.2. R-O-M Dilution Parameters.
Recovery rate of the coal seam is 90% and determined from various comparisons between surveyed severed tons, haul truck payloads, delivered tons (Coyote Station), and modeled tons accounting for dilution and minimum mining thickness.
13.4    ENGINEERING STUDIES – DESIGN PARAMETERS
PIT DESIGN
In reference to the 2015 geotechnical engineering report “Geotechnical Review for Coyote Creek Mine” prepared for Coyote Creek Mining Company, L.L.C. a factor of safety of 1.2 was used as the minimum factor for design and modeling. Actual observed field conditions have closely mirrored the stability calculations in that study.
If the overburden consists of consolidated claystone or siltstone, this study indicates that for highwalls up to 80 feet in height, a minimum factor of safety of 1.20 is achieved by keeping highwall slope angles between 50 and 60 degrees. The stability of the highwall is affected by the glacial till thickness as well as slope. By minimizing the glacial till thickness, greater stability for the highwall can be achieved. A factor of safety of 1.20 can be maintained for highwalls up to 80 feet with glacial till thickness of 10 feet maximum with entire highwall at 55 degrees. If glacial till thickness approaches 20 feet the tills must be sloped back at 40 degrees to maintain stability.
In areas where the overburden is not consolidated claystone or siltstone, a 20 foot wide offset bench may be built as soon. The bench will replace laying the highwall back in areas with less favorable ground conditions such as localized discontinuities or fracture plains in the overburden. The benches will serve to minimize individual rock falls from entering active work areas in the pit. Coyote Creek does not anticipate using benches often but will adopt this method when necessary.
In those areas where overburden thickness exceeds 85 feet. a prebenching operation will be utilized. Prebenching not only to reduce the overall overburden thickness for the dragline, but also to reduce the till thickness of the bench, significantly enhancing the highwall stability for the dragline. Coyote Creek will utilize constant observation and monitoring of the highwalls during prebenching to determine necessary slope angles that will be used by the dragline, and also during the dragline operations to ensure safe slope creation and identification of any weaker areas. Monitoring will also identify any other localized discontinuities or fracture planes in the overburden that may require additional highwall angle layback or prebenching for the dragline.
Spoil is sloped at a safe angle of repose, which is generally between 30 and 35 degrees. Spoil stability is generally affected by the surface on which the spoil is dumped, the height that spoil is stacked, and whether the spoil is wet or dry. The pit floor is cleaned of any water, mud, or snow prior to spoil placement. The floor may also be ripped and/or tipped away from the highwall.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
SPOIL STABILITY STUDIES
The initial spoil stability study title “Geotechnical Review for Coyote Creek Mine” by BARR Engineering Co. was completed in October 2015. This study contains a section that pertains to spoil stability which influences operation plans for production and reclamation. The slope stability analysis was conducted using SLOPE/W, a computer-modeling program developed by GEO-SLOPE International, Ltd. SLOPE/W uses limit equilibrium theory to compute a factor of safety for earth and rock slopes. It can use a variety of methods to compute the factor of safety of a slope while analyzing complex geometry, stratigraphy, and loading conditions. Phreatic surfaces were set by a defined piezometric line based on a review of zones of saturation in the upper Beulah Lignite aquifer. The dry condition assumes no saturation within the spoil and the wet condition applied a phreatic surface 20 feet above the pit floor and decreasing in elevation as the phreatic surface approaches the spoil pile toe. The spoil stability results for various heights and with or without phreatic surfaces can be found in Table 13.3. An example of a slope stability analysis done by Barr is presented in Figure 13.3.

Table 13.3. Spoil Stability Results

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

Title: Coyote Creek Slope Stability Analysis
Name: 1.2. Scenario 1 (No Dragline)- ESSA
Description: All 80 feet of the highwall is overburden and chopcut is till. Lignite extraction completed. Spoil Height is 140 feet.
Method: Spencer
Last Edited By: Imran Shah
Name: Lignite Model: Mohr-Coulomb Unit Weight: 80 pcf Cohesion': 3,000 psf Phi': 40 °
Name: Lower Clay (ESSA) Model: Shear/Normal Fn. Unit Weight: 136.9 pcf
Name: Glacial Till (ESSA) Model: Mohr-Coulomb Unit Weight: 130.4 pcf Cohesion': 187 psf Phi': 23.3 °
Name: Spoils (ESSA) Model: Mohr-Coulomb Unit Weight: 123 pcf Cohesion': 900 psf Phi': 21 °
Name: Overburden (ESSA) Model: Shear/Normal Fn. Unit Weight: 131.5 pcf
1.13
Glacial Till (ESSA)
Spoils (ESSA)
Overburden (ESSA)
GW = 20 ft above Pit Floor
GW = 20 ft above Lignite Seam
35 deg
55 deg
Lignite
Lower Clay (ESSA)
Vertical Distance (ft)
Horizontal Distance (ft)

Figure 13.3. Soil Model Outputs. (Barr Engineering Co., 2015)

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

13.5    HAUL ROADS, RAMPS AND DRAGLINE WALKWAYS
Typical sections for haul roads, spoil ramps, and highwall ramps are presented in Figure 13.4. Haul roads and spoil ramps are typically designed to a width of 84 feet to allow for two-way traffic. In some circumstances, temporary one-way roads may be established with proper signage. Dragline walkways must be a minimum of 100 feet wide, and are designed with no crown.
Figure 13.4. Typical sections for running surfaces.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
13.6    PERSONNEL AND MAJOR EQUIPMENT

Coyote Creek Mine employs approximately 26 full-time maintenance staff, 56 full-time equipment operators, and 24 full-time staff. In addition to the full-time employees Coyote Creek has a few part time or seasonal employees as well.

A list of major and auxiliary equipment used at the Coyote Creek Mine is shown below and will be used, as needed, for all aspects of the operations.
1     Dragline (75 yard)
6     Bulldozers (140 to 850-hp class)
1     Bulldozers (rubber-tired)
3     Road Graders
2     Tractor Scrapers
1     Front-end Coal Loader (30 cy class)
1     Front-end Overburden Loader (18 cy class)
3     Bottom-Dump Coal Haulers (240 ton class)
6     Overburden Trucks (100 ton class)
3     Water Trucks (5,000 to 20,000 gallon class)
1     Hydraulic Backhoe (18 cy yard class)
1     Backhoes (3 cy class)
1     200 ton Lowboy and Tractor
1     Cable Moving Tractors
1     Coal Sample Drill
1     Dump Truck (15-ton class)
2     Pumps and Water Supply Tanks
1     Front-end Loader (6 yard class)
1     Mobile Crane (75 ton class)
1     Portable Air Compressor
1     Fuel Truck
1     Boom Truck
2     Welding Trucks
1     Service and Lube Truck
1     Fuel Tank Farm

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
4     Forklifts
2     Field Maintenance Trucks
6     Portable Water Pumps (diesel)
2     Portable Generator
14     Pickups
2     Crew Vans
1     Ambulance
2     ATV’s
2     Skid Steer
1     Lot Reclamation Equipment (tractors, seeders, cultivators, crimpers, rock pickers, mulcher)
10     Auxiliary Lights

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
14.0     PROCESSING AND RECOVERY METHODS
No mineral processing is performed.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
15.0    INFRASTRUCTURE
The Coyote Creek Mine public utility lines and facilities locations are presented in Figure 15.1 (Infrastructure Map).
Coyote Creek Mine purchases power from Roughrider Electric and MDU. A 115kV powerline leaves a switchyard located adjacent to Coyote Station. The power line then runs overhead along the north portion of the permit boundary. An MDU substation comes from that line to feed Coyote Creek Mine’s dragline. Coyote Creek Mine’s coal handling facility is also fed from a substation off MDU’s 115kV powerline. The Shop/Office complex is fed from a Roughrider Electric substation.
Potable water for the mine office facilities is supplied by the Southwest Water Authority.
Coyote Creek Mine utilizes an aerobic sanitary waste treatment lagoon system for office effluent. The lagoon system is regulated by the ND Department of Environmental. Effluent from portable restrooms is collected by licensed septic pumpers and disposed of according to state law.
Recycled water from the nearby Coyote Station is used for washing equipment in the facilities wash bay and fire hydrant use. All other office water is supplied by the South West Water Pipeline, including several pastures taps for livestock watering.
Sedimentation ponds P-06-03, P10-01, P10-02, P30-02, P30-04 and P31-01 are permitted for Beneficial Water Use by the ND State Water Commission and serve as the water source for dust suppression. In addition, there is a water load-out station connected to the Coyote Station water supply that can also be used for dust suppression.
Lignite will be mined and transported to the coal handling facility. The coal can either be stockpiled for future use delivered to the customer. From the coal pits, a front-end loader and fleet of 240-ton bottom dump coal trucks are utilized to extract the coal. A system of permanent haul roads is utilized to transport the coal from the pits to the coal handling facilities. To access the coal handling facility, an overpass was constructed on County Road 12 to pass over Coyote Creek Mine’s haul road. Public roads are not used for the transport of lignite to Coyote Station. Mine site haul routes are depicted in Figure 15.1 (Facilities Map).

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
Figure 15.1. Infrastructure Map.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
16.0    MARKET STUDIES

16.1    MARKETS
The primary market for the Coyote Creek Mine lignite is the adjacent Coyote Station Power Plant for which the mine was developed. The Coyote Creek Mine mines lignite coal which is typically higher in moisture with a lower BTU value. This precludes transporting the fuel as a viable option to expand market share, thus no known marketing studies have been conducted for the Coyote Creek Mine.
16.2    MATERIAL CONTRACTS
Coyote Creek Mine is a fully developed and functioning mining operation. All aspects of the mining, haulage and delivery of lignite to the Coyote Station Power Plant are handled by Coyote. Coyote Creek Mine is a mine-mouth project where the lignite is delivered directly to the power plant using off highway haul trucks. All production from the mine is delivered to Coyote Station under a long-term LSA. The term of the existing LSA terminates in 2040. Under the LSA, Coyote receives a contractually-agreed fee based on the amount of lignite delivered. While Coyote is responsible for all mine operations, the Coyote Station Owners are responsible for funding all mine operating costs and guaranteeing all of the capital required to build and operate the mine. This contract structure eliminates exposure to spot coal market price fluctuations. No other material outside contracts are required to provide this service. No material contracts with affiliated parties are in place. Coyote is an active operation and all material contracts are in place for the continued operation of the mine.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
17.0    ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

17.1    ENVIRONMENTAL AND BASELINE STUDIES
Environmental resource baseline studies must be conducted prior to the issuance of a surface coal mining permit by the NDPSC. These baseline studies collect information for a variety of areas, including:
–Geology
–Surface Water Hydrology
–Ground Water Hydrology
–Soil Resources
–Alluvial Valley Floors
–Fish and Wildlife Resources
–Climatological Data
–Air Resources
–Aquatic Ecology
–Streams and Wetlands
–Terrestrial Ecology
–Threatened and Endangered Species
–Land Use
–Cultural and Historical Resources
–Transportation Facilities
–Public Health
–Hazardous and Solid Waste
–Prime Farmland

The results of the geological baseline studies are detailed in Section 6.0. Additionally, the results of the surface and groundwater baseline studies and geotechnical studies are documented in Sections 7.3 and 7.4, respectively.

17.2    WASTE DISPOSAL, SITE MONITORING, AND WATER MANAGEMENT
WASTE DISPOSAL
No processing of lignite occurs at the Coyote Creek Mine; therefore, no lignite processing or tailing wastes have been or will be generated.
SITE MONITORING
Coyote Creek Mine has sampling plans for areas that are required to be monitored on a regular basis including water (ground and surface water) sampling, and soil sampling. Coyote Creek Mine is required to conduct routine groundwater, surface water and soil sampling in accordance with SMCRA and NDPDES permit requirements. Surface and groundwater monitoring occur both within the active mine area as well as in adjacent, undisturbed areas upstream and downstream of the active mining operations. Coyote Creek Mine also conducts routine soil sampling to ensure the reclaimed environment meets regulatory chemical and textural requirements. The water and soil data are submitted to NDPSC and NDDEQ in accordance with permit requirements.
Coyote Creek Mine will continue to monitor surface water, groundwater, and soils in accordance with all permit requirements until such time mining and reclamation activities are complete and NDPSC has released the entire project from the reclamation performance bond requirements. This release can only happen once Coyote Creek Mine has quantitatively demonstrated that the reclaimed areas meet performance criteria detailed in the mining permit. Once the reclamation performance bond is released, Coyote Creek Mine will have no further site monitoring requirements.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

WATER MANAGEMENT
Coyote Creek Mine currently holds two North Dakota Pollution Discharge Elimination System (NDPDES) permits which are comparable to the National Pollution Discharge Elimination System (NPDES) permit. NDPDES Permit ND0026697 is an individual permit which establishes effluent limits for water being discharged from the mine sedimentation ponds. Currently, 18 sedimentation ponds are in use at the Coyote Creek Mine for the collection and treatment of surface water runoff from areas disturbed by mining. Water samples are collected and analyzed once per pond discharge on a monthly basis. These samples are then delivered to the nearby MVTL’s certified lab for analysis. Water quality results are reported semi-annually to NDDEQ. Sedimentation ponds are discharged either by pumping or via a draw down valve.
NDPDES Permit NDR32-0000 is a general permit authorizing discharge of stormwater associated with mining, extraction or paving materials. This permit is used for areas of small runoff, such as roads, which are not contained within the watershed of a sedimentation pond. For these areas, a Storm Water Pollution and Prevention (SWPP) plan has been developed to discuss Best Management Practices (BMPs) implemented for the reduction of erosion and sedimentation as well as a Spill Prevention, Control, and Countermeasures (SPCC) plan.
17.3    PERMITS
The Coyote Creek Mine is operating under the state of North Dakota Surface Coal Mining and Reclamation Permit NACC-1302, Renewal 1. The permit was issued by the state of North Dakota under delegated authority of the United States Department of the Interior, Office of Surface Mining Reclamation Enforcement (OSMRE) Surface Mining Control and Reclamation Act (SMCRA).
In addition to the mining permits, Coyote Creek Mine is required to obtain and maintain numerous other regulatory permits and approvals. A list of active permits at the Coyote Creek Mine is provided below.
•Surface Coal Mining Permit NACC-1302
Approved: October 22, 2014
State of North Dakota
Public Service Commission
600 East Boulevard, Dept. 408
Bismarck, ND 58505-0480

•MSHA 32-001028 – Coyote Creek Mine Identification Number
    Issued: March 10, 2014
    Mine Safety and Health Administration
    U.S. Department of Labor
    P. O. Box 25367
    Denver, Colorado 80225-0367

•Ground Control Plan
    ID #32-01028
    Effective: November 5, 2015
    Mine Safety and Health Administration
    U.S. Department of Labor
    P. O. Box 25367
    Denver, Colorado 80225-0367

•NDPDES Discharge Permit ND-0026697
Issued: November 12, 2014
Renewed: October 1, 2019

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
North Dakota Department of Environmental Quality
Environmental Health Section
918 East Divide Avenue
Bismarck, North Dakota 58501-1947

•NDPDES Storm Water Permit NDR32-0000
Issued: January 1, 2015
Renewed: January 1, 2020
North Dakota Department of Environmental Quality
Division of Water Quality
918 East Divide Avenue
Bismarck, North Dakota 58501-1947

•Air Pollution Control Permit to Operate #016017
Issued: November 4, 2016
North Dakota Department of Environmental Quality
Division of Air Quality
918 East Divide Avenue
Bismarck, North Dakota 58501-1947

•Air Pollution Control Permit to Construct PTC15001
Issued: January 7, 2015
North Dakota Department of Environmental Quality
Division of Air Quality
918 East Divide Avenue
Bismarck, North Dakota 58501-1947

•Temporary Water Use Permit #ND2021-20629
Issued: July 6, 2021

•Conditional Use for Coal Excavation and Mining, and Certificate of Zoning Compliance
Case 13-11-02 – Issued December 4, 2013 (For Permit NACC-1302)
Case 13-12-02 – Issued December 19, 2013 (For Permit NACC-1302)
Case 14-07-01 - Issued August 6, 2014 (For Permit NACC-1302)
Case 15-01-01 - Issued January 21, 2015 (For Permit NACC-1302)
Mercer County Board of Commissioners
P.O. Box 39
Stanton, North Dakota 58571

•Department of the Army
Permit No. NWO-2012-2475-BIS
Issued: May 21, 2018
U.S. Army Corps of Engineers, Omaha District
Bismarck Regulatory Office
3319 University Drive
Bismarck, North Dakota 58504

•Radio Station Authorization
FCC Registration #: 0024390122
Issued: May 11, 2015
Federal Communications Commission
Wireless Telecommunications Bureau

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
45 L Street NE
Washington, DC 20554

17.4    RECLAMATION BOND REQUIREMENTS
Coyote Creek Mine is required to post a performance bond per NDCC 38-14.1-16 of the regulations. Bonding is calculated based on a consolidated mine wide worst-case scenario with an estimated reclamation cost of $22.5 million (MM). The Coyote Creek Mine has actually secured $23.3 MM through a surety bond.

17.5    PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

Coyote Creek Mine has secured agreements with all third parties that are necessary to conduct mining operations in accordance with applicable law.
17.6    MINE CLOSURE PLANS
Coyote Creek performs contemporaneous reclamation activities in the normal course of operations. All final mine closing is funded by Coyote Station Owners in a reclamation trust account, current estimated future mine closing expenses and accumulated funds total $24.9 million. To the extent Coyote Creek performs final mine reclamation, it will be compensated for providing those services in addition to receiving reimbursement from the Coyote Station owners for costs incurred. Although the mineable lignite within the Coyote Creek coal field will not be exhausted, the production period is tied to the current LSA with the Coyote Station Owners and is based on the projected life of the plant which is expected to operate until 2040. After deliveries cease in 2040, the mine will be required to complete remediation and reclamation of any remaining disturbed areas. Appropriate material will be stockpiled to fill the final pit to the approved post topography design. Final reclamation and closure activities will begin in 2041. The NDPSC permits for mining areas detail post production reclamation activities and long-term management plans for mined lands and all disturbed areas.
17.7    QUALIFIED PERSON’S OPINION OF ADEQUECY OF CURRENT PLANS
There are no outstanding permits related to the LOM plan awaiting regulatory approval. Coyote currently has all permits in place for the Coyote Creek Mine to operate and adhere to a mine plan projected through 2040. Federal Mine Plan Approval is still required from OSMRE to mine Federal Coal. Absent of any regulatory changes out of Coyote’s control, the QP does not anticipate hurdles for approval of future renewal applications. The QP bases this opinion on the mine’s demonstrated success meeting regulatory requirements. No NOVs have been issued at the Coyote Creek Mine in the past three years. Proper monitoring plans in accordance with QA/QC procedures have been in place at the Coyote Creek Mine since the mine’s inception and are documented through regular reporting to NDDOH. Furthermore, appropriate bonding and closure plans are in place.
17.8    DESCRIPTION OF ANY COMMITMENTS OT ENSURE LOCAL PROCUREMENT AND HIRING
Purchasing endeavors to place orders with regards to dependability and service records of the supplier, the nature of the guaranty and warranty of the product, its price, and quality. Preference is given to suppliers who are developing new and improved products or equipment, or designing and developing a special product, specifically for Coyote Creek Mine. Consideration is also provided to local suppliers near the Coyote Creek Mine. Suppliers must have a reputation of adhering to specifications and delivery schedules.
Positions at the Coyote Creek Mine are posted with North Dakota Job Service for priority availability to all veterans and other job seekers.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
18.0    CAPITAL AND OPERATING COSTS
18.1    OPERATING COSTS
Annual production costs were estimated in conjunction with the mining methods discussed in Section 13 to satisfy the contractual terms of the LSA. All costs were estimated based on the most recent LOM tonnage requirement provided by Coyote Station. Operating costs include operating, maintenance, and staff labor, materials and supplies, fuel, equipment repairs, outside contractors, administration, royalties, and all required taxes. All costs are escalated at various rates depending on the predicted performance of the Consumer/Producer Price Index with 2021 being the base year.
The model used to estimate the operating costs to a PFS level of study is based on historical costs and performance measures that have been maintained by Coyote Creek Mine since its inception, along with supplemental data from other NACoal mines in the region. These costs are reviewed on an annual basis to account for changes in site conditions or the operating plan. This information was then used to estimate the projected costs for the Life of Mine (LOM) plan until the end of the current LSA in 2040. Table 18.1 provides a summary of the assumptions that were used to develop these projected costs.

	Annual Average
Dragline Overburden*	14,930,697	CY
Truck/Shovel/Scraper Overburden*	4,957,684	CY
Dozer Push Overburden*	1,200,000	CY
Stripping Ratio	10.4
Delivered Tons	1,918,575	Ton
Lignite cost per Delivered Ton	$2.27	/MMBtu

Quality:
Heating Value	6820	BTU/LB
Moisture	35.19%
Sulfur	0.90%
Ash	9.35%
Sodium in Ash	6.14%

*Includes re-handle
Table 18.1. Cost Assumptions.
All costs including mine development, overburden removal, severing of lignite, reclamation, maintenance and handling of stockpiled lignite and delivery to the neighboring power plant along with the necessary maintenance required to keep all equipment operating safely and efficiently are paid by the Coyote Station Owners. Coyote Creek Mine submits a 5 year plan that is approved by the Coyote Station Owners. The Coyote Station Owners are responsible for funding all mine operating costs, including final mine reclamation, and providing or guaranteeing all of the capital required to build and operate the mine. Coyote Creek is paid a management fee per ton of coal delivered. The LSA specifies the indices and mechanics by which fees change over time, generally in line with broad measures of U.S. inflation. The LSA eliminates exposure to spot coal market price fluctuations.
A total cost of coal over the remaining term of the LSA is shown in Table 18.2. Cost of Coal. Historical data was used to determine the estimated ratio of direct and indirect costs. Indirect costs include; support wages and benefits, medical insurance, power (demand), outside services, short term rentals, miscellaneous, property tax, coal lease maintenance, property and liability insurance, office costs, travel costs, depreciation and amortization, and interest expense. Direct costs include; workforce wages and benefits, supervisory wages and benefits, supplies, fuel, major repairs, power (usage), outside services, short term rentals, miscellaneous, royalties, severance tax, federal reclamation fee, stockpile variance and management fee/profit.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022

Table 18.2. Cost of Coal.
18.2    CAPITAL COSTS
Capital Costs were estimated to a PFS level of study based on vendor quotes, historical land purchases, mine development costs, mitigation costs and other costs. Capital costs include only equipment expenditures as no future land acquisitions or mine area development are projected. Future capital costs to fulfil the remaining term of the LSA are estimated to be $44,999,400, however; as required under the LSA, these expenditures will be reimbursed by the Coyote Station Owners. There are risks regarding the capital costs estimates, including escalating costs of raw materials, equipment availability and timing due to either production delays or supply chain gaps. Capital expenditures are detailed in Table 18.3.

Table 18.3. Capital Costs.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
19.0    ECONOMIC ANALYSIS
19.1    KEY ASSUMPTIONS, PARAMETERS AND METHODS
The primary key assumption in economic viability of the Coyote Creek Mine is the continued operation of Coyote Station and the resultant required annual deliveries. The analysis of economic viability of the Coyote Creek Mine is supported by the existing all-requirements LSA and the life-of-mine plan associated with that contract. Compensation required under the LSA includes reimbursement of all mine operating costs plus a contractually-agreed fee based on the amount of coal delivered. Coyote Station is located directly next to the Coyote Creek Mine (i.e. a mine-mouth operation) and 100% of the required coal to operate Coyote Station is sourced from the Coyote Creek Mine.
The LSA eliminates the Coyote Creek Mine’s exposure to spot coal market price fluctuations. As a result of the cost-plus nature of the all-requirements LSA and the mine-mouth location of Coyote Station, factors such transportation costs, location and quality of competing coal reserves, and the ability to compete in the market are not relevant considerations in determining the economic feasibility and viability of the coal reserves associated with the Coyote Creek Mine.
The current delivery requirements included in the LOM plan are based on the most recent projections from the Coyote Station owners in January 2021. As Coyote Station has approved this Life-Of-Mine plan on September 28, 2021, it is assumed all costs are reasonable based on that approval.
The Coyote Creek Mine could be negatively impacted by the decisions of the Coyote Stations owners. In September 2021, one of Coyote Stations owners, Otter Tail Power Company, filed its 2022 Integrated Resource Plan in Minnesota and North Dakota which included its intent to start the process of withdrawal from its 35 percent ownership interest in the Coyote Station power plant with an anticipated exit from the plant by December 31, 2028. Any decision by Coyote Creek’s customers to reduce operations or prematurely close Coyote Station would have a material adverse effect on the economic viability of the Coyote Creek Mine and the economic feasibility and viability of the coal reserves associated with the Coyote Creek Mine.
Additional key assumptions include:
–The LOM production plan is based primarily on surface mining methods including a truck and shovel, scraper, dozer and dragline operations;
–Total number of employees – 106
–Diesel price was $2.28 at the beginning of 2022. This price was escalated at an annual rate of 2.3%
–Wages and benefits were escalated at an annual rate of 3%
–Supply costs were escalated at an annual rate of 2.3%
–Power costs for the dragline and coal handling facility were escalated at an annual rate of 3%
19.2    ANNUAL CASH FLOWS
The Net Present Value, Internal Rate of Return and capital payback period is not applicable due to the ongoing nature of this project and cost-plus feature of the LSA. The cost-plus nature of the LSA provides assurance that all costs incurred by the Coyote Creek Mine will be reimbursed by the Coyote Station Owners and negates any risk of loss to the Coyote Creek Mine and allows the mine to remain cash flow positive in 2022 and remain so through the end of the term of the LSA in 2040.
19.3    SENSITIVITY ANALYSIS
Over the history of the mine, CCMC has monitored historical fixed and variable costs. Increased tonnage decreases the overall production cost per ton as fixed costs can be spread over additional tons. For every 100,000 ton annual reduction, costs are estimated to increase approximately $0.80/ton. The inverse has also been shown such that for every 100,000 ton annual increase, the overall cost of production is estimated to be reduced by approximately $0.80/ton.
Coyote Creek Mine’s profit correlates proportionally with the actual increase or decrease in tonnage required for the Coyote Station Power Plant as compensation from the Coyote Station Owners includes reimbursement of all mine operating costs plus a contractually-agreed fee based on the amount of coal delivered It was assumed all costs in the LOM are economical for the power plant based on approval of Coyote Creek Mine’s Life-of-Mine plan. One of the largest cost components within the plan that does fluctuate is diesel fuel. A cost of $2.40 per gallon for diesel price

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
was used. If the cost of diesel goes up 50%, the final average selling price of coal will go from $2.27 per million BTU to $2.35 per million BTU.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
20.0    ADJACENT PROPERTIES
Dakota Westmoreland Beulah Mine is a coal mining operation adjacent to the Coyote Creek Mine.  No information disclosed by Westmoreland was identified or utilized for this report. No public drilling information was available or sourced for the development of the geological model.
The drilling and exploration activities at the Coyote Mine defines the lignite geology, Mineral Resources and Mineral Reserves. Due to this and the relatively simple geology at the Coyote Mine, material changes to the Mineral Resource estimates and Mineral Reserve estimates are not likely if adjacent property information is included in future estimates.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
21.0    OTHER RELEVANT DATA AND INFORMATION

In the QPs opinion, all material information has been stated in the above sections of this TRS.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
22.0     INTERPRETATIONS AND CONCLUSIONS
All data provided in this TRS is appropriate and has been utilized for the start-up, and continual operation of the Coyote Creek Mine. Coyote Creek Mine has been a producing mine since 2016.
The projected plant life and subsequent LOM plan are projected to continue operations through 2040.
Based on the LSA, factors including contract term or likelihood of economic extraction, lignite sales price, and quality parameters/limits have far less risk of being affected than a mineral sold on the open market. Nonetheless some risks still need to be addressed. Additional exploration may positively or negatively affect Mineral Resource estimates. Although rare but possible, unexpected coal subcrops and seam pinchouts can affect tonnage estimates. Furthermore, Mineral Resource estimates may be materially affected by a significant change in the assumptions including general mining costs. New regulations may impose additional economic factors, delays to future permit renewals and applications, or restrictions to physical estimation boundaries. Although Coyote has a long-term LSA, regulatory changes or lower carbon initiatives could affect either the Coyote Creek Mine or Coyote Station Owners. Also numerous regulatory authorities, along with well-funded political and environmental activist groups, are devoting substantial resources to anti-coal activities to minimize or eliminate the use of coal as a source of electricity generation. As a result of such activities, Coyote Station could prematurely retire. Any premature facility closure could have a material adverse effect on the mineral resource estimates.
The QP is not aware of any specific factors that would currently materially affect the prospect of economic extraction.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
23.0    RECOMMENDATIONS

Continue current practices and reconciliations of actual to budget lignite recoveries, qualities, and costs. Update LOM plan projections and economic analyses accordingly.
Additional exploration drilling is recommended to convert any inferred and indicated resources to measured resources. These estimates are already included in future cost projections/LOM Plan.
Otter Tail Power Company has stated it plans to sell its 35% share of the Coyote Station power plant by 2028. Continue to monitor future disclosures or announcements by Otter Tail Power Company in regards to its withdrawal from its 35 percent ownership interest in the Coyote Station power plant.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
24.0    ADDITIONAL REFERENCES

Barr Engineering. (2015, October). Geotechnical Review for Coyote Creek Mine.
Barr Engineering. (2017, October). Ground Control Plan and Pit Slope Stability Condition Review.
Bluemle, J. 1983. Geologic and Topographic Bedrock Map of North Dakota.
CRIRSCO. (2019, November). The International Reporting Template.
Croft, M. G. Groundwater Resources, Mercer and Oliver Counties, North Dakota, Bulletin 56 - Part II. I-II-III - North Dakota Geological Survey, Bismarck, North Dakota, 1973.
Groenewold, Hemish, Cherry, Rehm, Meyer, Winczewski. Geology and Geohydrology of the Knife River Basin and Adjacent Areas of North Dakota. Report of Investigation #64, North Dakota Geological Survey, 1979.
NACoal. (2020, November 30). 2020 Lignite Coal Quality Round Robin.

SEC S-K 1300 Technical Report Summary
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine     February 14, 2022
25.0    RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

The QPs for this report are employees of the registrant and all information and data was sourced from the registrant or studies commissioned by the registrant.

SEC S-K 1300 Individual Property Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022
PROPERTY LOCATION

The Coyote Creek Mine is located approximately nine miles southwest of Beulah, North Dakota (ND), in Mercer County, which is approximately 75 miles northwest of Bismarck, ND. The main entrance to the mine will be accessed by traveling south of Beulah on Highway 49 for five miles, then west on County Road 25 for four miles. The general location of the Coyote Creek Mine is shown in Figure 1.1 (Location of Coyote Creek Mine). The Coyote Station Power Plant is adjacent to the Coyote Creek Mine.

Figure 1.1. Location of the Coyote Creek Mine.
LOCAL RESOURCES AND INFRASTRUCTURE
The towns of Beulah, Hazen, and Stanton along with other smaller communities are within a 40-mile radius of the Coyote Creek Mine and provide a vast supply and employment base. A vast supply and employment base also come from some of the major cities of Bismarck, Minot, and Dickinson, all of which are less than 100 miles away from the mine.
The Coyote Creek Mine sources power for mine office facilities and operations from Roughrider Electric Cooperative and Montana-Dakota Utilities Co., and water for the mine office facilities from the Southwest Water
1

SEC S-K 1300 Individual Property Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022
Authority. Fuel for equipment is supplied by multiple local vendors. The Coyote Creek Mine has all supporting infrastructure for mining operations.
The main entrance to the mine will be accessed by traveling south of Beulah on Highway 49 for five miles, then west on County Road 25 for four miles. The general location of the Coyote Creek Mine is shown in Figure 1.0 Location of Coyote Creek Mine.
Travel to the Coyote Creek Mine by air is possible using the Bismarck Municipal Airport, Bismarck, ND, approximately 75 miles southeast of the mine. From the airport, the mine is accessed using ground transportation by traveling west approximately 50 miles via Interstate 94, taking exit 110 and traveling north approximately 21 miles on ND Highway 49 to County Road 25, then west for four miles on County Road 25.
Travel to the Coyote Creek Mine by rail is possible using the Amtrak Network, which runs through northern North Dakota mostly along the US Highway 2 corridor, and passes through the larger cities of Williston, Minot, Grand Forks, and Fargo, and smaller cities of Stanley, Rugby, and Devils Lake. From these locations, the mine can be accesses via ground transportation on Interstate 29 or Interstate 94 and various highways. The main highways are US Highway 2, US Highway 83, US Highway 85, US Highway 200, and US Highway 281.
North Dakota’s freight rail service is largely provided by Burlington Northern Santa Fe Railway and Canadian Pacific Railway.
LEASES
Coyote holds 86 leases granting the right to mine approximately 8,129 acres of coal interests and the right to utilize about 15,168 acres of surface interests.  In addition, Coyote owns in fee about 160 acres of surface interests and has four easements on approximately 352 acres.  The leases, easements, and deeds are recorded at the Mercer County courthouse and are a matter of public record. Substantially all of the leases were acquired over the past 15 years and have continuation provisions that generally permit the leases to be continued beyond their fixed terms.  The leases obligate Coyote to make payments based on the amount of lignite mined from the subject property.  Most royalty rates range from $.08 - $.16 per ton of lignite mined and are subject to escalation in accordance with the escalator provision in the lease.  Payments may also include surface damage payments and advanced or minimum royalty payments.  Production royalties are calculated monthly based on surveys and are generally paid on a quarterly basis, although in certain situations royalties are paid monthly.  Table 1.1 Identification of Leases, shows the name or identifying number of each lease, or sublease, the nature and extent of Coyote’s title to, or interest in, the associated property, and expiration date of each lease. While Coyote’s leases include a primary, or fixed, term (as set forth in Table 1.1), they include continuation provisions that allow for their continuation beyond their primary terms so long as operations and/or reclamation activities are continuing.

Table 1.1 Identification of Leases
Lease Id	Lease Type	Lease Date	Lease Expiration Date
22-02578	Coal Lease	3/24/2014	3/23/2044
22-02579	Coal Lease	3/24/2014	3/23/2044
22-02580	Coal Lease	3/24/2014	3/23/2044
22-02581	Coal Lease	3/24/2014	3/23/2044
22-02582	Coal Lease	3/24/2014	3/23/2044
22-02583	Coal Lease	3/24/2014	3/23/2044
22-02584	Coal Lease	3/24/2014	3/23/2044
22-02585	Coal Lease	3/24/2014	3/23/2044
22-02586	Coal Lease	3/24/2014	3/23/2044
22-02587	Coal Lease	3/24/2014	3/23/2044
22-02588	Coal Lease	3/24/2014	3/23/2044
22-02589	Coal Lease	3/24/2014	3/23/2044
2

SEC S-K 1300 Individual Property Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022

22-02590	Coal Lease	3/24/2014	3/23/2044
22-02591	Coal Lease	3/24/2014	3/23/2044
22-02592	Coal Lease	3/24/2014	3/23/2044
22-02593	Coal Lease	11/1/2020	10/31/2040
22-02505	Coal Lease Agreement	9/29/2010	9/28/2030
22-02513	Coal Lease Agreement	10/14/2010	10/13/2030
22-02514	Coal Lease Agreement	10/14/2010	10/13/2030
22-02515	Coal Lease Agreement	10/20/2010	10/19/2030
22-02516	Coal Lease Agreement	10/12/2010	10/11/2030
22-02517	Coal Lease Agreement	10/13/2010	10/12/2030
22-02518	Coal Lease Agreement	10/22/2010	10/21/2030
22-02519	Coal Lease Agreement	10/28/2010	10/27/2030
22-02520	Coal Lease Agreement	10/15/2010	10/14/2030
22-02521	Coal Lease Agreement	10/22/2010	10/21/2030
22-02525	Coal Lease Agreement	11/13/2010	11/12/2030
22-02526	Coal Lease Agreement	11/4/2010	11/3/2030
22-02527	Coal Lease Agreement	11/1/2010	10/31/2030
22-02528	Coal Lease Agreement	11/4/2010	11/3/2030
22-02529	Coal Lease Agreement	11/11/2010	11/10/2030
22-02530	Coal Lease Agreement	11/15/2010	11/14/2030
22-02531	Coal Lease Agreement	11/1/2010	10/31/2030
22-02532	Coal Lease Agreement	12/3/2010	12/2/2030
22-02533	Coal Lease Agreement	12/3/2010	12/2/2030
22-02534	Coal Lease Agreement	12/3/2010	12/2/2030
22-02538	Coal Lease Agreement	12/29/2010	12/28/2030
22-02539	Coal Lease Agreement	12/29/2010	12/28/2030
22-02540	Coal Lease Agreement	12/29/2010	12/28/2030
22-02541	Coal Lease Agreement	12/29/2010	12/28/2030
22-02542	Coal Lease Agreement	12/29/2010	12/28/2030
22-02543	Coal Lease Agreement	12/29/2010	12/28/2030
22-02544	Coal Lease Agreement	1/26/2011	1/25/2031
22-02545	Coal Lease Agreement	1/28/2011	1/27/2031
22-02546	Coal Lease Agreement	1/10/2011	1/9/2031
22-02547	Coal Lease Agreement	1/1/2011	12/31/2030
22-02548	Coal Lease Agreement	2/15/2011	2/14/2031
22-02549	Coal Lease Agreement	3/3/2011	3/2/2031
22-02550	Coal Lease Agreement	2/28/2011	2/27/2031
22-02552	Coal Lease Agreement	3/15/2011	3/14/2031
22-02554	Coal Lease Agreement	12/3/2010	12/2/2030
22-02560	Coal Lease Agreement	7/25/2011	7/24/2031
22-02563	Coal Lease Agreement	12/20/2011	12/19/2031
22-02564	Coal Lease Agreement	12/16/2011	12/15/2031
22-02565	Coal Lease Agreement	12/16/2011	12/15/2031
22-02566	Coal Lease Agreement	1/11/2012	1/10/2032
22-02567	Coal Lease Agreement	2/28/2012	2/27/2032
22-02568	Coal Lease Agreement	3/29/2012	3/28/2032
22-02569	Coal Lease Agreement	5/15/2012	5/14/2032
22-02570	Coal Lease Agreement	5/24/2012	5/23/2032
3

SEC S-K 1300 Individual Property Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022

22-02571	Coal Lease Agreement	6/19/2012	6/18/2032
22-02572	Coal Lease Agreement	5/21/2012	5/20/2032
22-02573	Coal Lease Agreement	5/10/2012	5/9/2032
22-02574	Coal Lease Agreement	7/30/2013	7/29/2033
22-02575	Coal Lease Agreement	9/17/2013	9/16/2033
22-02576	Coal Lease Agreement	10/7/2013	10/6/2033
22-02577	Coal Lease Agreement	2/10/2014	2/9/2034
22-01466	Exploration Contract & Coal Lease	3/28/1975	3/27/2016
22-01467	Exploration Contract & Coal Lease	3/28/1975	3/27/2016
22-02501	Surface & Coal Lease Agreement	9/3/2010	9/2/2030
22-02508	Surface & Coal Lease Agreement	9/29/2010	9/28/2030
22-02509	Surface & Coal Lease Agreement	9/29/2010	9/28/2030
22-02510	Surface & Coal Lease Agreement	9/29/2010	9/28/2030
22-02511	Surface & Coal Lease Agreement	9/29/2010	9/28/2030
22-02512	Surface & Coal Lease Agreement	10/5/2010	10/4/2030
22-02523	Surface & Coal Lease Agreement	11/5/2010	11/4/2030
22-02537	Surface & Coal Lease Agreement	12/29/2010	12/28/2030
22-02556	Surface & Coal Lease Agreement	5/23/2011	5/22/2031
22-02558	Surface & Coal Lease Agreement	7/25/2011	7/24/2031
22-02559	Surface & Coal Lease Agreement	7/25/2011	7/24/2031
22-02561	Surface & Coal Lease Agreement	7/25/2011	7/24/2031
22-02562	Surface & Coal Lease Agreement	10/27/2011	10/26/2031
22-02503	Surface Lease Agreement	9/10/2010	9/9/2030
22-02522	Surface Lease Agreement	11/8/2010	11/7/2030
22-02535	Surface Lease Agreement	12/10/2010	12/9/2030
22-02557	Surface Lease Agreement	8/5/2011	8/4/2031

4

SEC S-K 1300 Individual Property Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022
MINE HISTORY, OPERATIONS AND ENCUMBRANCES

The Coyote Creek Mining Company, L.L.C. (Coyote), a subsidiary of The North American Coal Corporation (NACoal) is the owner and operator of the Coyote Creek Mine, an active lignite surface mining operation in production status. NACoal is a wholly-owned subsidiary of NACCO Industries (NACCO). The Coyote Creek Mine generally produces approximately 1.5 million to 2.5 million tons of lignite coal annually when Coyote Station is operating at anticipated levels. All production from the mine is delivered to the Coyote Station owned by Otter Tail Power Company, Northern Municipal Power Agency, Montana-Dakota Utilities Company and Northwestern Corporation.
Original exploration of the Coyote Creek Mine area was conducted by NACoal from beginning in the 1970’s. Consolidation Coal Company (CONSOL) conducted some exploration drilling in the vicinity in 1978. In 2012, NACoal conducted a major drilling program to define the reserves within the proposed Coyote Creek permit area, and have continued drilling programs since. The surface coal mining permit was approved in 2014, and initial boxcuts were opened in 2016.
Fill-in drilling programs are routinely conducted by Coyote for the purpose of refining guidance related to ongoing operations. It is common practice at the Coyote Creek Mine to tighten the drilling density with-in the three to four-year block ahead of active operations to an average drill hole spacing of 660-feet. However, additional exploration may also be scheduled in areas farther out to increase confidence in future mine plan projections.
The geology encountered at the Coyote Creek Mine is stratigraphic in nature with depositional sequences of sands, silts, clays, and lignite. The bedrock is masked by residual soils, slopewash, and/or glacial drift. The vertical repetition of geologic strata facilitated a straightforward setting to establish and study the baseline geological, geochemical, geotechnical, and geohydrological conditions at the Coyote Creek Mine.
Operationally, overburden removal is accomplished using scrapers, dozers, front end loaders, excavators, truck fleets, and a dragline. Lignite is mined with front end loaders, and loaded into haul trucks to transport to the coal stockpile.
The mine office facilities and original equipment fleets at the Coyote Creek Mine were constructed, acquired, or purchased during the development stage of the mine. The facilities and equipment are maintained to allow for safe and efficient operation. The equipment is well maintained, in good physical condition and is either updated or replaced periodically with newer models or upgrades available to keep up with modern technology. As equipment wears out, Coyote evaluates what replacement option will be the most cost-efficient, including the evaluation of both new and used equipment.
The total cost of the property, plant and equipment, net of applicable accumulated amortization, depreciation and impairment as of December 31, 2020 is $140.9 Million.
The Coyote Creek Mine currently has no significant encumbrances to the property. No NOVs have been issued at the Coyote Creek Mine in the past three years. All permitting requirements related to surface coal mining for the projected life-of-mine (LOM) plan are currently in place.
MINERAL RESOURCES AND RESERVES
MINERAL RESOURCES
The Mineral Resources have been estimated by applying a series of geologic and physical limits as well as high-level mining and economic constraints. The mining and economic constraints were limited to a level sufficient to support reasonable prospect for future economic extraction of the estimated Mineral Resources. The categorized Mineral Resources are reported in Table 1.2.
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SEC S-K 1300 Individual Property Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022
The effective date of Mineral Resource estimates is December 31, 2021.

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine/Area	Resource Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Measured	31,202,000	6,943	36.63	7.25	0.94	7.78
Coyote Creek	Indicated	3,905,900	6,942	36.55	7.39	0.97	7.70
	Measured + Indicated	35,107,900	6,943	36.62	7.26	0.94	7.77
	Inferred	N/A	N/A	N/A	N/A	N/A	N/A

Table 1.2. Mineral Resource Estimates

MINERAL RESERVES
The Mineral Reserves presented in Table 1.3 below were determined to be the economically mineable portion of the measured and indicated Mineral Resources after the consideration of modifying factors related to the mining process. Inferred Mineral Resources were not considered for Mineral Reserves.
The effective date of Mineral Reserve estimates is December 31, 2021.

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine/Area	Reserve Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Proven	31,202,000	6,943	36.63	7.25	0.94	7.78
Coyote Creek	Probable	3,905,900	6,942	36.55	7.39	0.97	7.70
	Total	35,107,900	6,943	36.62	7.26	0.94	7.77
Table 1.3. Mineral Reserves
DISCUSSION OF PRIOR RESOURCE AND RESERVE ESTIMATIONS
Previously, reserves for the Coyote Creek Mine were reported under Guide 7. All controlled tonnage that met the general mining parameters were considered for reserves. Mineral Resources were not considered. Furthermore, subcategories of Mineral Resources as measured, indicated, or inferred and Mineral Reserves as proven or probable were not considered. Table 1.4 below summarizes those reported Mineral Reserves at the end of the last two fiscal years.

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SEC S-K 1300 Individual Property Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022

Coyote Creek Mine
Report Date	Total Tons
1-Jan-21	72,411,342
1-Jan-20	69,590,257
^ The difference in allotment of tons to each category from 2020 to 2021 was due to mining, lease activity, and new geologic evaluations.
Table 1.4. Summary of Prior Mineral Reserves

Coyote Creek Mine	Tonnage
Resource Classification	1-Jan-22	1-Jan-21	Percent Change
Measured	31,202,000	N/A	N/A
Indicated	3,905,900	N/A	N/A
Measured + Indicated	35,107,900	N/A	N/A
Inferred	N/A	N/A	N/A

Reserve Classification	1-Jan-22	1-Jan-21	Percent Change
Proven	31,202,000	N/A	N/A
Probable	3,905,900	N/A	N/A
Total	35,107,900	72,411,342	-52%
Table 1.5. Net difference between 2021 and 2022 reported Mineral Resources and Reserves

Explanation of discrepancies. The primary cause for such a large variance between Mineral Resources and Reserves from January 1, 2021 to the current report date is due to a change in methodology in categorization of Mineral Resources and Reserves from an interpretation of Guide 7 regulations to following the guidance of the Subpart S-K 1300 regulations. Tighter interpretations and guidance of the S-K 1300 regulations narrowed the basis of Mineral Resources and furthermore Mineral Reserves such that a Mineral Resource is defined as:
“A concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors, such as cut-off grade, likely mining dimensions, location, or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.”
A Mineral Reserve is defined as:
“The economically mineable part of a measured or indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.”
Additional impacts to the variance in reported Mineral Resources and Reserves from the January 1, 2021 report date to the January 1, 2022 report date include:
–Coyote severed 2,017,958 tons in 2021.
–Coyote did not acquire or terminate leases in 2021.
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SEC S-K 1300 Individual Property Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022
MATERIAL ASSUMPTIONS FOR MINERAL RESOURCES AND MINERAL RESERVES
Material assumptions and criteria used in the determination of Mineral Resource and Mineral Reserves reported herein are provided within the filed Technical Report Summary (TRS) for the Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine dated February 14, 2022.
Section 11.0 of the TRS describes the key assumptions, parameters, and methods used for the estimation of Mineral Resources. A further description of the verified drilling data used to model the lignite deposit for estimation of Mineral Resources is provided in Section 7.2 Drilling Exploration, 8.0 Sample Preparation, Analyses, and Security, and Section 9.0 Data Verification.
Section 12.0 of the TRS describes the key assumptions, parameters, and methods used for the estimation of Mineral Reserves. Modifying factors including dilution parameters and technical information related to the mining process are described in detail under Section 13.0 Mining Methods. Economic factors to support the Mineral Reserve estimates are described in Section 18.0 Capital and Operating Costs and 19.0 Economic Analyses.

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SEC S-K 1300 Internal Controls Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022
EXPLORATION DRILLING - GENERAL
Independent drilling companies are contracted by Coyote Creek Mining Company, L.L.C. (Coyote) to drill/retrieve coal cores for the Coyote Creek Mine. Coyote personnel oversee the retrieval of core samples, then log and properly bag those samples for analysis by a certified third-party laboratory, Minnesota Valley Testing Laboratories, Inc. (MVTL) located in Bismarck, North Dakota.
For the purpose of this discussion, senior geologist and field geologist refer to qualified representatives of Coyote and/or the North American Coal Corporation (NACoal).
QUALITY CONTROL AND QUALITY ASSURANCE PROGRAMS
SAMPLE PREPARATION
Core runs are specified by the senior and/or field geologist by referencing the geophysical log of the pilot hole. Once a specified core run is brought to the surface, the field geologist observes the drillers extract the lignite sample from the split tube core barrel to ensure the integrity of the sample is maintained, and to verify the top and the bottom of the core run. The core sample is transferred from the core barrel to a core trough (i.e. aluminum core trough with a built-in measuring scale). The field geologist verifies the roof and floor of the lignite core is present and checks the expected coal seam thickness referenced from the pilot hole’s geophysical log to determine coal core recovery. If 90-percent recovery cannot be verified, the driller may attempt to retrieve the remainder of the lignite core run from the current hole. If no successful attempt is made to recover the remaining lignite, the driller must recore the core run in a new adjacent core hole.
Upon verifying full recovery of the core run, the field geologist succinctly, but thoroughly logs the lignite run. After the field geologist describes the core run, the entire lignite section is double bagged and tagged. Tags include the date, mine identifier, hole ID, seam ID, and “to” and “from” intervals. Double bagging preserves the moisture of the sample, and tagging on the inside bag safeguards the identification of the sample from the field through transportation to the third-party laboratory, MVTL.
The prep room is a temperature-controlled room (AC and Heat) accessible from the sample receiving and storage room. Within the prep room, samples are crushed to 8-mesh using a crusher and are reduced in volume using a riffler. Two different sized crushers and rifflers are available depending on sample size. Compressed air is used to clean the crusher and riffler after each sample to mitigate contamination.
A riffled split of 8-mesh coal is placed on a sample tray and weighed. The weights are sent electronically to LIMS for use in the moisture calculation. The tray is placed in an air dry oven and dried overnight. The temperature of the air dry ovens is monitored and recorded daily. The temperature monitoring devices are verified annually. Another riffled split is sealed in a Ziploc bag and retained. The client is notified prior to disposal of the coal core splits.
Once air-drying is complete, the samples are weighed and again the weights are sent electronically to LIMS. The samples are pulverized to 60-mesh and split using a riffler. Compressed air is used to clean the pulverizer and riffler after each sample. Samples are stored in glass jars for analysis and the splits are retained in whirl-pak bags.
CONTROLS
Retained samples. Total core runs are double bagged and tagged for quality analyses, thus split samples in the context of a retained sample are not stored at the Coyote Creek Mine. As such, any retained samples, including 8-mesh and 60-mesh, are stored at MVTL, and collected after total core runs have been crushed and mixed. Additionally, it is important to note that lignite tends to be a high moisture coal which oxidizes rapidly and does not have a long shelf life once removed from the ground. If core splits were retained at Coyote Creek Mine, they would not be representative of in-situ coal properties over a relatively short period of time. All of the analyses in the laboratory are performed on the 60-mesh sample or ash prepared from it. The samples are mixed by tumbling prior to each analysis.
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SEC S-K 1300 Internal Controls Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022
Duplicate samples. During the lab analyses MVTL runs regular control measures. For calorific value, moisture, ash, volatile matter, sulfur, ash fusion, mineral analysis of ash, carbon, hydrogen, nitrogen, mercury, and chlorine analyses, one duplicate sample is run for every 10 samples, and a certified reference material (CRM) is analyzed at the beginning and end of each run. For sulfur forms analysis, a laboratory control sample (LCS) and one duplicate analysis is analyzed with each batch. For trace metals, a method blank, laboratory control sample (LCS), and matrix spikes are digested with each batch.
Balances. All balances are calibrated and certified annually by a third-party calibration service. Balances are verified daily using certified weights.
Round Robin Programs and Control Training. MVTL participates in round-robin testing programs with other laboratories to ensure result accuracy. MVTL participates in an Interlab Coal Round Robin Program monthly. In 2020, MVTL also participated in a lignite (coal) specific round robin program with NACoal including 8 laboratories that were used by various NACoal mine locations. The round robin consisted of four samples labeled 2001, 2002, 2003, and 2004. Two samples were sourced from the Red Hills Mine and two samples were sourced from another NACoal mine, Coyote Creek Mine, located in North Dakota. The two locations provided a range of samples with variability in moisture, ash, sulfur and sodium. The labs participating in the round robin were provided 8-mesh splits and dried, 60-mesh splits of all 4 samples. The general results are summarized in Figure 1.0. MVTL Laboratories is labeled “Laboratory #5”.
Figure 1.0. NACoal 2020 Round Robin Program Summary. (NACoal, 2020)
CUSTODY
Core samples remain under the supervision of the field geologist until securely stored in the mine warehouse to be shipped to the third-party laboratory, MVTL. The Coyote Creek Mine office and warehouse facilities are secured with user specified fob access and camera surveillance.
Prior to shipping the samples, the senior geologist reviews each sample against the field records and the chain-of-custody (COC). The date, mine identifier, hole ID, seam ID, and “to” and “from” intervals are verified. A copy of the COC is emailed to the laboratory manager. Copies of the COC forms for coal cores shipped from 2012 through 2021 were available for the QP to review. Coal core samples are shipped to the third-party laboratory via insured freight with tracking information.
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SEC S-K 1300 Internal Controls Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022
Once a shipment is received by MVTL, the samples are cross referenced with a chain of custody form or other client paperwork and then are logged into the Laboratory Information Management System (LIMS). Each sample is given a unique lab number used for tracking during analysis and throughout the reporting process.
Samples are stored until they are ready to be crushed in the prep room. There is a slight potential for moisture loss during this storage period. Coyote acknowledges this potential and, as such, double bags samples in the field to preserve as much in-situ moisture as possible.
The building is kept secure, and all doors remain locked throughout the day, except the main customer entrance where visitors have to check in and check out. No access is allowed to the laboratory without an escort. During non-operational hours the building is kept locked.
Once air-drying is complete, the samples are weighed and again the weights are sent electronically to LIMS. The samples are pulverized to 60-mesh and split using a riffler. Compressed air is used to clean the pulverizer and riffler after each sample. Samples are stored in glass jars for analysis and the splits are retained in whirl-pak bags.
Retained samples can be reran for analysis within 6-months for selective parameters. MVTL verifies with Coyote prior to disposal of splits and retained samples.
QUALITY PRECISION AND ACCURACY
Coal analysis results are reviewed prior to reporting. The review includes identification of outliers and comparison of results with historical information by site, if available. The analyses are re-analyzed as needed.
Once results are received by Coyote, a visual inspection of results by the senior geologist is followed by a review of summary statistics with the quality of the entire drilling database. Ultimately the results are updated in the geologic model and quality grids are inspected for anomalies. At any point if questionable data is traced back to the laboratory report, the senior geologist may request the lab to rerun a retained sample.
The analytical results from the coal cores collected during Coyote’s exploration programs have proven to be consistent with actual as-delivered quality from the active mining operations at the Coyote Creek Mine. This consistency is based on comparison of historical quality projected from the geologic model for the annual operating plans to actual as-delivered quality indicated by the customer’s samples with analysis computed at MVTL.
VERIFICATION OF ANALYTICAL PROCEDURES
The QP has visited the third-party laboratory on multiple occasions. The QP has received a tour of the full facility from the main offices through the receiving dock/storage room, prep room, and primary laboratory, along with all analytic procedures. The facility is well maintained, and clean. Further details about the laboratory are discussed in section 8.0 of the Technical Report Summary (TRS) for Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine, dated February 14, 2022.
COMPREHENSIVE RISK INHERENT IN THE ESTIMATION OF MINERAL RESOURCES AND RESERVES
Coyote has remained consistent with coal core sampling programs following and documenting procedures that align with coal industry standards. Data collected during drilling exploration programs at the Coyote Creek Mine from 2012 through present, is the sole information available for modeling the lignite deposit for the determination of Mineral Resources for the Coyote Creek Mine. During the drilling and sampling procedure, a variety of factors could materially affect the accuracy and reliability of the results. Some examples include improper surveying of the drill hole collar location and elevation, improper and un-level drill rig set up, improper zeroing out of the elogging tool before commencing geophysical logging, not being able to obtain an elog due to collapsing drill hole conditions, not obtaining 90% recovery of the coal seam cored, allowing the coal core to be exposed for too long before bagging causing a false reduction in moisture and increase in BTU value, and improper record keeping. Most
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SEC S-K 1300 Internal Controls Disclosure
Coyote Creek Mining Company, L.L.C. – Coyote Creek Mine                February 14, 2022
of these negative factors can be avoided by utilizing skilled and experienced drilling and elogging contractors, having proper QA/QC procedures to follow during sampling, and proper drill hole data verification.

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